UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934

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EQUITY RESIDENTIAL

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Chloe
1401

2020

Proxy Statement and Annual Meeting of Shareholders

Chloe on Madison
Seattle, WA
Completed Q3 2019
LEED Gold Certified

glassdoor 2019 BEST PLACES TO WORK EMPLOYEES' CHOICE

Equity Residential

Notice of 2020 Annual Meeting of Shareholders

April 21, 2020

Dear Fellow Shareholders,

You are cordially invited to attend Equity Residential’s 2020 Annual Meeting of Shareholders.  This year’s meeting will be held on Thursday, June 25, 2020 at 8:00 a.m. at Two North Riverside Plaza, Suite 2400, Chicago, Illinois 60606, at which time shareholders of record at the close of business on March 31, 2020 will be asked to:

•	Elect twelve trustees to a one-year term;
•	Ratify our selection of Ernst & Young LLP as our independent auditor for 2020;
•	Approve our executive compensation; and
•	Consider any other business properly brought before the meeting.

Your vote is very important.  Whether or not you attend the meeting in person, we urge you to vote as soon as possible.  Instructions on how to vote are contained in the Proxy Statement.

As part of our precautions regarding the coronavirus or COVID-19, the Annual Meeting may be held solely by means of remote communication.  If we take this step, we will announce the decision to do so in advance, and details on how to participate will be set forth in a press release issued by the Company and available at www.equityapartments.com.

Our Board of Trustees values your opinion as a shareholder and appreciates your continued support of Equity Residential.

Sincerely,

Mark J. Parrell

President and Chief Executive Officer

Scott J. Fenster

Executive Vice President, General Counsel and Corporate Secretary

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PROXY STATEMENT

This Proxy Statement and related proxy materials are being made available to shareholders of Equity Residential (“Equity Residential” or the “Company”) on or about April 22, 2020 in connection with the solicitation by our Board of Trustees (the “Board”) of proxies to be voted at the Company’s 2020 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, June 25, 2020 at 8:00 a.m. at Two North Riverside Plaza, Suite 2400, Chicago, Illinois 60606, which is the principal executive office of the Company.  As part of our precautions regarding the coronavirus or COVID-19, the Annual Meeting may be held solely by means of remote communication.  If we take this step, we will announce the decision to do so in advance, and details on how to participate will be set forth in a press release issued by the Company and available at www.equityapartments.com.

SUMMARY OF MATTERS FOR SHAREHOLDER VOTING

At this year’s Annual Meeting, we are asking our shareholders to vote on the following matters:

Proposal 1:Election of Trustees

The Board recommends a vote FOR the election of the following nominees for trustee:  Samuel Zell, Mark J. Parrell, Raymond Bennett, Linda Walker Bynoe, Connie K. Duckworth, Mary Kay Haben, Tahsinul Zia Huque, Bradley A. Keywell, John E. Neal, David J. Neithercut, Mark S. Shapiro and Stephen E. Sterrett.

Proposal 2:Ratification of Ernst & Young LLP as Independent Auditor for 2020

The Board recommends a vote FOR this proposal.

Proposal 3:Advisory Approval of Executive Compensation

The Board recommends a vote FOR this proposal.

GOVERNANCE OF THE COMPANY

Company Purpose

“Creating communities where people thrive” is our purpose, and it drives everything we do at the Company.  Our purpose informs how we invest our shareholders’ capital, how we work to exceed our residents’ expectations, how we support the well-being and career development of our employees and how we interact with all of our various stakeholders.  Corporate governance, which is the focus of this Proxy Statement, plays a large role in ensuring we live up to our Company’s purpose.

Corporate Governance

The Company is dedicated to establishing and maintaining high standards of corporate governance.  The Board has implemented many corporate governance measures over the years designed to serve the interests of our shareholders and further align the interests of trustees and management with those of our shareholders.  The following are some of the Company’s governance highlights:

Corporate Governance Highlights

√   9 of 12 Trustee Nominees are Independent

√   25% of Trustee Nominees are women; Corporate Governance and Compensation Committees are chaired by women

√   25% of Trustee Nominees identify as racially/ethnically diverse

√   Annual Election of Trustees by Majority Voting

√   Independent Lead Trustee

√   Independent Board Committees

√   Separate Chairman & CEO

√   Trustee Executive Sessions without Management

√   Risk Oversight by Board and Committees

√   Authority for Board to retain outside advisors

√   Annual Rigorous Board Evaluation Process

√   Ongoing Board Refreshment Process

√   Ongoing Executive Succession Planning

√   No Employment Agreements with Executives

√   Executive Compensation Driven by Objective Pay for Performance Philosophy

√   Active Shareholder Engagement

√   No Shareholder Rights Plan

√   Bylaws include Proxy Access Nominating

      Provisions and Shareholder Right to

      Amend Bylaws

√   Annual GRI-indexed Environmental, Social and

      Governance (“ESG”) reporting

√   Disclosure of Political Contributions Policy and

      Expenditures

√   Internal Disclosure Committee for Financial

      Reporting

√   Meaningful Share Ownership Guidelines for

      Trustees and Executives

√   Prohibition against hedging of Company

      shares

√   Clawback policy for performance-based

      executive compensation

√   Double-trigger equity compensation vesting in

      the event of a change in control under the 2019

      Share Plan (defined below)

KEY CORPORATE GOVERNANCE DOCUMENTS
Please visit the Company’s website at www.equityapartments.com in the investor section under “Corporate Governance” or “Sustainability” to view the following documents:
• Declaration of Trust	• Code of Ethics and Business Conduct
• Bylaws	• Political Contributions Policy
• Committee Charters	• Executive Compensation Clawback Policy
• Corporate Governance Guidelines	• Environmental, Social & Governance Report

These documents are also available free of charge by writing to Equity Residential, Two North Riverside Plaza, Suite 500, Chicago, Illinois 60606, Attn:  Corporate Secretary or by contacting Investor Relations by phone (1-888-879-6356) or e-mail (investorrelations@eqr.com).  No information contained on the Company’s website is part of or incorporated into this Proxy Statement.

Board of Trustees

Our business and affairs are managed under the direction of the Board of Trustees. Members of the Board are kept informed of the Company’s business through discussions with the Chairman, the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.  Board members have complete access to the Company’s management team and our independent auditor.

The Board’s Role in Overseeing Corporate Strategy for Long-Term Value Creation

The Board is deeply involved in the development and oversight of the Company’s strategy:  to achieve long-term growth through the investment in apartment communities located in strategically targeted markets with the goal of maximizing risk adjusted total return (operating income plus capital appreciation) on invested capital.  The Board routinely engages with Company management on the components of this strategy, such as identification of markets, renter preferences, operating focus, use of technology, allocation of capital, employee engagement and the management of ESG risks and opportunities that affect the Company’s business and the communities within which the Company conducts business.

Market Visits and Trustee Education

To stay connected with local aspects of Company strategy, the Board seeks to conduct at least one of its regularly scheduled quarterly meetings each year in one of the Company’s markets as opposed to at Company headquarters in Chicago.  At these market-focused meetings, the Board visits apartment communities owned by the Company as well as those owned by the Company’s competitors, with opportunities to speak with local employees.  The Board also tours the market in general to investigate market risk factors, including growth trends, employment levels, environmental and climate factors, regulatory issues and other important aspects of Company strategy.  The Board’s opportunity to engage with local employees also ensures that the Board remains deeply connected to the Company’s culture.  Since 2014, the Board has held these market-based meetings in Washington, D.C., Los Angeles, San Francisco, New York and Seattle.

In addition to market visits, many regular quarterly Board meetings include educational briefings from management regarding a wide variety of strategic initiatives, ranging from technology initiatives and cybersecurity projects to investment policies and more.

The Company also provides an orientation program for new trustees, which includes an overview of duties and our corporate governance policies, opportunities to take tours of Company properties, as well as one-on-one sessions with each member of executive management on the Company’s strategy and industry.

Please see the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 20, 2020 for a detailed discussion of the Company’s strategy, aspects of which are reviewed by the Board at every quarterly meeting.

Board Leadership Structure and Succession

Since the Company’s initial public offering in 1993, we have separated the roles of Chairman of the Board and Chief Executive Officer.  Samuel Zell has served as Chairman since our initial public offering in August 1993 and is uniquely qualified to serve in this role.  Mr. Zell is recognized as one of the founders of today’s public real estate industry after creating two of the largest real estate investment trusts (“REITs”) in the country: the Company, which has delivered a 13.2% annualized total shareholder return from its IPO in August 1993 through December 31, 2019, and Equity Office Properties Trust, which delivered a 17.4% annualized total shareholder return from its IPO in July 1997 through its sale in February 2007.  Mr. Zell also founded Equity LifeStyle Properties, Inc. (NYSE: ELS), one of the largest REITs in its sector and one that has delivered a 17.3% annualized total shareholder return from its IPO in February 1993 through December 31, 2019.

As our Chairman, Mr. Zell presides over meetings of the Board, stewards the Company, counsels senior management regarding strategy and provides them with a network of resources across the industry.  His devotion of time and almost daily in-person interaction with the Company’s executives regarding strategy, balance sheet management and other high level matters and his attendance at meetings with investors worldwide at the Company’s request, together with his hands-on approach to accessing new investors, governmental relations, crisis management, corporate governance, strategic planning and deal execution provide the Company with unmatched transaction opportunities, ability to attract investment and strategic vision which may not otherwise be available to us.  Mark J. Parrell, our President and CEO, sets the strategic direction for the Company under the direction of the Board, is responsible for the day-to-day leadership and performance of the Company and sets the agenda for Board meetings in consultation with the Chairman and our independent Lead Trustee.  We believe the Company is well-served by our current leadership structure.

In the event the Chairman of the Board and/or the CEO is unexpectedly unable to serve, (i) the Lead Trustee shall automatically be appointed to serve as the interim Chairman; (ii) the Chairman shall automatically be appointed to serve as the interim CEO; and (iii) the Lead Trustee will promptly call a meeting of the Board for the purposes of appointing a special committee to start the process to recommend candidates to serve as a permanent replacement for either or both positions.

Lead Trustee

Charles L. Atwood has been the Company’s Lead Trustee since March 2009 and will serve in such capacity until the Annual Meeting.  As Mr. Atwood is not standing for re-election to the Board at the Annual Meeting, it is anticipated that Stephen E. Sterrett will serve as Lead Trustee following the Annual Meeting provided he is re-elected to the Board.  Duties as Lead Trustee include:

•     Engaging in consistent and regular communication with the CEO regarding the Board’s oversight responsibilities

•     Ensuring that the Board performs its annual evaluation of the CEO’s performance

•     Presiding at all executive sessions of independent trustees and any Board meetings in the unlikely event the Chairman is not present

•     Serving as liaison between the Chairman and the other trustees

•     Participating with the CEO in planning and setting agendas for Board meetings

•     Determining with the CEO the necessary information trustees should receive regarding matters to be discussed at Board meetings

Meetings

During 2019, the Board held six meetings, with 97% average attendance.  No trustee nominees attended fewer than 81% of the total number of meetings held by the Board and all committees of the Board on which such trustee served.  Eleven trustees attended the 2019 Annual Meeting of Shareholders.  Board members are expected to attend all meetings of the Board and committees of which they are members, as further described in the Company’s Corporate Governance Guidelines.

Executive Sessions

Pursuant to the Company’s Corporate Governance Guidelines, the non-management trustees of the Board meet in regularly scheduled executive sessions without management.  The independent trustees also meet in executive session at least once a year.  In 2019, the non-management trustees held four executive sessions, and the independent trustees held one executive session.

Board Independence and Consultants

The Company’s Corporate Governance Guidelines require that a majority of its trustees be independent within the meaning of The New York Stock Exchange (“NYSE”) listing standards, and 75% of the trustees nominated herein are independent.  The Board and each of the key committees – Audit, Compensation and Corporate Governance – also have authority to retain, at the Company’s expense, outside counsel, consultants or other advisors in the performance of their duties.

The Board’s Role in Risk Oversight

While risk management is primarily the responsibility of management, the Board provides overall risk oversight, both directly and through its committees, to identify and assess the major risks the Company faces, and the policies and procedures for monitoring and controlling such risks.

•

The Audit Committee reviews financial, accounting and internal control risks, in accordance with NYSE requirements, and has responsibility for the Company’s Code of Ethics and Business Conduct. The Audit Committee also has primary responsibility for the Company’s enterprise risk management efforts as well as oversight of data privacy and cyber-related risks faced by the Company.

•

The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s leadership, management succession planning, human capital management and compensation philosophy and programs.

•

The Corporate Governance Committee reviews the Company’s corporate governance risks, ESG risks, and is responsible for ensuring that the Board has the right mix of skills, experience and diversity to perform all of its duties, including its overall risk oversight function.

Each of these committees meets with and reviews material from management and internal audit (as applicable) and reports to the Board, thereby keeping the entire Board fully informed and in a position to administer its overall risk management oversight responsibilities. All committee materials from management are made available to all trustees, not just those who serve on the applicable committee. Furthermore, at most regularly scheduled Board meetings, the Board reviews key matters relating to the Company’s finances, liquidity, operations and investment activity.  The Board is also engaged with management in the oversight of risks relating to the recent COVID-19 pandemic.  In relation to cybersecurity, the Board or the Audit Committee typically meets no less often than annually with senior information technology (“IT”) personnel to discuss recent trends in cyber risks and the Company’s strategy to defend its business systems and information against cyber attacks as well as the Company’s efforts to comply with data privacy laws.

Assessment of Board Performance and Board Processes

Recognizing the importance of a rigorous self-evaluation process to allow boards to assess their performance and identify and address any potential gaps in the boardroom, the Board conducts an annual self-assessment of the performance of the full Board, individual Board members and Board committees.  The Chair of the Corporate Governance Committee (the “Governance Chair”) is responsible for leading the evaluation process, which takes place in advance of the annual consideration of trustee nominees.

For the 2019 assessment, the Governance Chair conducted a confidential and in-depth interview with each of the trustees to solicit their feedback on Board and individual trustee performance.  In addition, the Governance Chair sought and received feedback from Mr. Parrell on the executive team’s interactions with the Board and individual trustees. Following that, the Governance Chair shared with each trustee individually his or her own evaluation and provided the full Board and committees with feedback on their performance.  The Lead Trustee interviewed each of the trustees about their evaluation of the Governance Chair and provided the Governance Chair with feedback on performance.  This annual evaluation process provides a way to track progress in certain areas targeted for improvement from year to year and to identify opportunities to enhance the Board’s and committees’ effectiveness.  The assessments confirm whether the current Board leadership and structure continue to be optimal for the Company and are an important factor taken into account by the Corporate Governance Committee in making its recommendations to the Board regarding trustee nominees.

Management Development and Succession

The Board’s goal, through the oversight of the Compensation Committee, is to have an ongoing program for executive leadership development and succession for executive management.  As reflected in the Company’s Corporate Governance Guidelines, the Compensation Committee discusses the CEO’s recommendations for management development and succession for the Company’s other executives.  Additionally, the Compensation Committee oversees long range plans for management development and succession for the CEO.

The Board’s executive succession plan involves conducting regular talent reviews, creating profiles of ideal candidates and selecting potential successors expected to fit the needs of the Company over time. In implementing these plans, the Board believes that, at its core, succession planning: (i) is a board-driven, collaborative and continuous process; (ii) should take into account the Company’s long-term strategic goals; and (iii) involves building a diverse, talent-rich organization by attracting and developing the right people. Individuals who are identified as high potential leaders are given exposure and visibility to Board members through formal presentations and informal events.

Furthermore, for 2019, our executives’ performance assessments for purposes of compensation included succession planning-related factors.  For 2019, 10% of the assessment for all executives was tied to employee engagement surveys which measure, among other things, how employees feel about their career development prospects.  Also, 25% of the assessment of the CEO’s annual performance and 10% of the assessment of the other executives’ annual performance were based on individual goals that include development, succession or leadership-oriented goals. In addition to their review of executive development and succession, the Board is regularly updated on key talent indicators for the overall workforce, including diversity and other development programs.

These succession planning efforts by the Board and the Company’s executives led to the appointment of Scott J. Fenster as the Company’s Executive Vice President, General Counsel and Corporate Secretary in January 2018, Michael L. Manelis as the Company’s Executive Vice President and Chief Operating Officer in July 2018, Robert A. Garechana as the Company’s Executive Vice President and Chief Financial Officer in September 2018, Mark J. Parrell as the Company’s President in September 2018 and Chief Executive Officer in January 2019 and Alexander Brackenridge as the Company’s Chief Investment Officer commencing September 2020. Mr. Fenster, a Company employee since 2003, Mr. Manelis, a Company employee since 1999, Mr. Garechana, a Company employee since 2004, Mr. Parrell, a Company employee since 1999, and Mr. Brackenridge, a Company employee since 1993, were identified through this process and given exposure and visibility to the Board over many years, followed by a smooth transition period assisted by their retiring and/or transitioning predecessors.  The Board was intensively involved in evaluating each of these executives prior to their promotions and had an extensive opportunity to observe each executive through presentations they gave to the Board and its committees as well as through significant informal contact.

Certain Relationships and Related Transactions

The Company has adopted a Code of Ethics and Business Conduct that applies to all trustees and employees.  The purpose of the Code of Ethics and Business Conduct is to promote: (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and (iii) compliance with all applicable rules and regulations that apply to the Company and its officers, employees and trustees.

The Audit Committee has responsibility for reviewing the Company’s written policies relating to the avoidance of conflicts of interest and reviewing any proposed related party transactions.  Pursuant to such policy, in May 2019 the Audit Committee, consisting solely of independent trustees, approved a transaction whereby ERP Operating Limited Partnership (the “Operating Partnership”), of which the Company is the general partner, leases its corporate headquarters pursuant to a lease from an entity controlled by Mr. Zell.  The lease term expires on November 30, 2032 and contains two five-year extension options.  While the rules of the SEC classify this lease as a “related-party transaction,” the Company deems the lease to be immaterial and no different than any other office lease transaction that the Company could have entered into on arm’s-length terms at the same time.  Specifically, an independent commercial office brokerage firm who surveyed the market and provided substantial market data confirmed in a report to the Audit Committee that the terms of the proposed lease renewal are competitive with those that could be obtained in the marketplace in an arm’s-length third party transaction.  In addition, the Audit Committee noted that locating the Company’s headquarters in close proximity to the office location of the Chairman of the Board is also beneficial to the Company and the Board. Furthermore, the lease does not, in the opinion of the Company and the independent trustees, affect Mr. Zell’s ability to act in the best interests of the Company and its shareholders as the amount of lease income is insignificant for Mr. Zell in relation to his considerable net worth.  Amounts incurred by the Company for the office lease and related office facility services in 2019 totaled $2,642,984.

Trustee Resignation Policy

The Company has a majority vote standard for the election of trustees in uncontested elections with a trustee resignation policy which requires that any trustee nominee who is not elected by a majority of votes cast must promptly tender his or her resignation to the Board.  The Board would then decide within 90 days following certification of the shareholder vote, through a process managed by the Corporate Governance Committee and excluding the nominee in question, whether to accept or reject the tendered resignation, or whether other action is recommended.  The Board would promptly publicly disclose its decision and rationale.

Share Ownership Guidelines

In keeping with its belief that aligning the financial interests of the Company’s executives and trustees with those of the shareholders will result in enhanced shareholder value, the Board has established the following executive and trustee share ownership guidelines:

Position	Minimum Share Ownership
Trustees	5x cash retainer
CEO	6x base salary
Executive Vice Presidents	3x base salary
Senior Vice Presidents	1x base salary

Executives have five years and trustees have three years from appointment or promotion to comply with the ownership requirements.  In 2019, all of our trustees, executives and senior officers had met their respective share ownership requirements or were in the permitted time frame to achieve such ownership.

The following equity interests count toward fulfillment of ownership guidelines provided that such equity interests have not been pledged as security for a financing obligation:

•	Company shares;
•	Partnership interests in the Operating Partnership (“OP Units”);
•	Options to purchase Company shares (“Option Awards”) valued using a current Black-Scholes model; and
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Restricted shares in the Company and restricted units in the Operating Partnership granted in connection with compensation awards, including under the LTI Plan, as hereinafter defined.  Restricted units are partnership interests that are convertible on a one-for-one basis into OP Units subject to certain vesting and other tax restrictions.  Restricted shares and restricted units are collectively referred to in this Proxy Statement as “Share Awards.”

Securities Trading Policy and Prohibition against Hedging of Company Equity Securities

The Company’s Securities Trading Policy sets forth guidelines and restrictions applicable to trustees and officers of the Company regarding transactions involving Company equity securities.  Pursuant to this policy, the Company imposes a trading moratorium on all trustees and officers at a vice president level and above in advance of earnings releases, and otherwise trustees and all employees are restricted from trading whenever they have knowledge of material non-public information such as material transactions or materially impactful cyber breaches.  Among other things, this policy also prohibits our trustees and executive officers from selling any Company equity securities if the security is not owned by the individual at the time of sale (commonly called a "short sale").  This policy further prohibits trustees and executive officers from purchasing financial instruments that are designed to hedge or offset any decrease in the market value of their Company equity securities.  The Company’s Code of Ethics and Business Conduct prohibits employees from engaging in short-term speculation in Company securities or engaging in any transaction in which he or she profits if the value of Company securities falls.

Continued Focus on ESG

Consistent with our Company’s purpose and forward-thinking corporate stewardship principles, the Board is committed to the incorporation of ESG concepts in all aspects of the Company’s business.  The Company has an outstanding track record in the annual Global Real Estate Sustainability Benchmark (“GRESB”) Survey, a globally-recognized third-party analysis of the ESG indicators of currently more than 1,000 real estate portfolios worldwide.  The Company was recognized as an Industry Leader in ESG in 2019 and named as a Sector Leader in ESG by GRESB for five consecutive years (2014-2018).  The Company also received the Residential Leader in the Light award from the National Association of Real Estate Investment Trusts (“Nareit”) for three consecutive years (2016-2018) in recognition of the Company’s portfolio-wide ESG initiatives.  In addition, the Company was recognized as a 2019 Portfolio of the Year Finalist by the U.S. Department of Energy’s Better Buildings Challenge (LA) as the Company drives to achieve its goal, by 2021, of reducing energy use throughout its portfolio by 10% since 2011. With respect to the Company’s development properties, eight projects since 2011 have received Leadership in Energy and Environmental Design (“LEED”) certification and three recent development projects are targeted for LEED certification.  As we are also committed to supporting our employees, recent renovations at our Chicago headquarters are expected to earn a LEED Gold certification.  Four development properties since 2011 have also received National Green Building Standard certifications from the National Association of Home Builders.  In addition, in 2018 the Company issued $400 million of 10-year 4.15% unsecured notes as “green” bonds, and as a result, the Company has allocated an amount equal to the net proceeds to eligible green/sustainable projects.  This was the first “green” bond issuance from an apartment REIT.

The Board understands that ESG requires an all-inclusive approach, addressing not only the Company’s impact on the environment through a focus on resource conservation, energy efficiency and waste reduction, but also the Company’s impact to our communities, including relationships with our residents, employees and shareholders.  Performance against ESG goals is part of the Company’s annual performance review process for its executives and employees.  For further information on the Company’s ESG policies and goals, please see the Company’s website at www.equityapartments.com, in the investor section under “Sustainability,” which also contains the Company’s 2019 Environmental, Social & Governance Report, published following the review and approval of the Corporate Governance Committee, and which includes a third-party assurance statement as well as a Global Reporting Initiative Content Index.  The Company is currently preparing its 2020 Environmental, Social & Governance Report for publishing in the second half of 2020 and anticipates aligning this report with the reporting standards of the Sustainability Accounting Standards Board (SASB) as well as the Task Force on Climate-related Financial Disclosures (TCFD).

Our Chloe on Madison Apartments (highlighted on the cover), located in the Capitol Hill neighborhood of Seattle, illustrates one recent approach to our ESG strategy.  This 137-unit project, for which we anticipate achieving LEED Platinum certification, demonstrates our strong commitment to sustainable building design and environmentally-conscious features.  The project sourced numerous products such as windows, siding, aggregate for concrete, cabinets and framing material from the Pacific Northwest, supporting the local economy and reducing the climate impacts associated with excessive transportation.  In addition, more than 75% of construction waste was diverted from landfills.  We estimate that Chloe on Madison is 10% more energy efficient than a typical code compliant building due to several energy efficient features including Energy Star appliances, LED lighting with occupancy sensors and controllable mini split heat pumps in each unit, as well as on-site solar photovoltaics, which is a technology that converts sunlight into electricity.  Through the use of efficient shower heads and faucets, low flow toilets, and Energy Star appliances such as dishwashers and washing machines, we estimate that we will save approximately 1.5 million gallons of indoor water usage per year.  Our green roof reduces the impact of urban heat island effect, and low volatile organic compounds (VOC) materials contribute to healthier air quality.  Chloe on Madison’s connection to its neighborhood is an ultimate benefit for residents to enjoy, such as its rooftop amenity space with views of downtown Seattle, interior courtyard gardens with native plants and nontoxic pest control, and its location as a “Walker’s Paradise” with a Walk Score of 99/100 with countless nearby amenities, bike networks and transit options, reducing the need for a car.

Another part of our ESG strategy involves engagement at the market level with our local teams.  In furtherance of this strategy, we formed the Equity Values Council, a group comprised of representatives from every market where we do business which is charged with driving new employee initiatives in support of the Company’s core values of Diversity & Inclusion (“D&I”), Social Responsibility, Sustainability and Total Wellbeing.  Members of the Equity Values Council bring ideas for community service and act as a sounding board.  They serve as spokespersons and change agents for our “Equity Values” initiatives and share information and encourage colleagues to participate in community service opportunities.  We give every employee eight hours of paid time each year to spend doing service projects in their community.  Each year employees spend thousands of hours on these activities, which range from local park clean ups to food drives to back-to-school backpack giveaways.  Some of the groups we supported in 2019 include All Stars Project, Arlington Partnership for Affordable Housing, Buona Sera, Christopher’s Haven, Friends of the Highline, Greater Chicago Food Depository, Homeless Persons Representation Project, Housing Industry Foundation, Move for Hunger, Pancreatic Cancer Action Network and Walk for Hunger.  In our home city of Chicago, we won the 2019 Greater Chicago Food Depository Lunch Time to End Hunger award by raising over $23,000 to feed underserved children and families in Chicago.

In addition, the Company is a member of the Coalition of Women's Initiatives in Law, a non-profit membership association whose goal is to foster career advancement and professional development, promote dialogue and provide a support network among members and help address the many issues facing women lawyers and women’s initiatives today.  The Company is also a sponsor of the Goldie B. Wolfe Miller Women Leaders in Real Estate Initiative, whose mission is to prepare women for senior leadership roles in all sectors of commercial real estate by providing scholarship support for graduate study, mentorship and networking opportunities to women with high potential who are committed to becoming leaders in the real estate industry.

To continue to foster the importance of a respectful work experience, the Company actively trains its workforce regarding the Company’s Code of Ethics and Business Conduct, which, in addition to establishing robust anti-bribery and anti-money laundering provisions and similar governance-related matters, also sets forth the Company’s diversity policy. We put D&I into action by creating a culture of involvement, respect and connection where all employees’ voices are heard. Our goal is to create and sustain an inclusive environment where diversity will thrive, employees will want to work and residents will want to live. Our vision of diversity includes race, gender, age, generation, sexual orientation, physical ability and ethnicity, among others.  In 2019, the Company delivered a number of activities in support of D&I:

•	The Company developed a scorecard to track D&I goals, activities and measures;
•	The Board reviewed an analysis of gender and ethnic pay equity and promotions as well as other D&I data;

•	The Company presented at least one diverse (woman or person of color) candidate for every job opening at the regional manager level and above;
•	The Champion of Equity Values Award was presented to ten employees who demonstrated consistent and active leadership relating to our values, including D&I;
•	The Company held a VP Leader Summit where all employees at the Vice President level and above explored unconscious bias in a training session with a leading authority on D&I; and
•	The Company conducted a Women’s Leadership Event that focused on influence and personal brand.

Each year we measure our employee engagement via an employee survey.  Our employees resoundingly say they are proud to work at Equity Residential, value one another as colleagues, believe in our mission and values and feel their skills are a good fit for their jobs.  We are committed to providing our employees with encouragement, guidance, time and resources to learn and apply the skills required to succeed in their jobs. In 2019, each employee completed an average of 22.7 hours of dedicated learning at a Company expenditure of over $1,200 per employee.  Included in our training programs are courses dedicated to sustainability and diversity and inclusion.

In 2019, the Company partnered with a non-profit organization, Employees 1st, to establish a crisis fund for our employees.  When an employee faces personal tragedy, such as a natural disaster, life-threatening illness or injury, death incident or catastrophic/extreme circumstances, he or she can apply for a grant to assist in bridging the gap to recovery.  The Company contributed additional funds to the Employees 1st crisis fund to further support employees who may experience a hardship as a result of the COVID-19 pandemic.

The Company also engaged PwC to help employees better understand their financial wellbeing. Participating employees took a financial fitness assessment and received an overall score along with recommendations to improve their financial wellbeing.

Political Contributions Policy

The Company has a robust policy governing political expenditures. Under the policy approved by the Board, any political spending by the Company must be legitimately linked to the Company’s business purposes and strategic intent, approved by the Chief Executive Officer, and reviewed annually by the Corporate Governance Committee. The policy, together with a disclosure on the amount spent under the policy during the previous calendar year, is available on the Company’s website at www.equityapartments.com in the investor section under “Corporate Governance.”

Shareholder Right to Amend Bylaws

In response to a shareholder proposal and following significant shareholder engagement with shareholders holding more than 50% of the Company’s outstanding shares in the aggregate, Article XIV of the Company’s Bylaws was amended in 2017 to permit shareholders to amend the Bylaws by the affirmative vote of the holders of a majority of the outstanding common shares of the Company pursuant to a proposal submitted for approval at a duly called annual meeting or special meeting of shareholders by a shareholder, or group of up to five shareholders, owning 1% or more of the Company’s outstanding common shares continuously for at least one year.  A shareholder proposal submitted under Article XIV may not alter or repeal (i) Article XII of the Bylaws, which provides for indemnification of trustees and officers of the Company or (ii) Article XIV of the Bylaws, which addresses procedures for amendment of the Bylaws, without the approval of the Board.  The foregoing is a summary of Article XIV of the Company’s Bylaws and is qualified in its entirety by the text of that section.  Since the adoption of the aforementioned amendment to Article XIV of the Company’s Bylaws, the trustees serving on the Board’s Corporate Governance Committee have received an average voting approval percentage of over 97%, which the Company believes is an indication of its shareholders’ overwhelming support for this provision.

Board Composition and Trustee Nomination Procedures

Trustee Qualifications and Diversity

The Company’s Corporate Governance Guidelines set forth the Board’s policies for the desired attributes of trustees and the Board as a whole.  The Board will seek to ensure that a substantial majority of its members are independent within the NYSE listing standards.  Each member of the Board must possess the individual qualities of integrity and accountability, informed judgment, financial literacy and high performance standards and must be committed to representing the long-term interests of the Company and its shareholders.  The Board values diversity in its broadest sense, reflecting, but not limited to, profession, geography, gender, ethnicity, skills and experience, and believes that as a group, the nominees bring a diverse range of thought and perspectives to the Board’s deliberations.  We are very proud to have been recognized as a 2020 Women on Boards Winning “W” Company (at least 20% of Board seats held by women).  As a general matter, the Board does not believe it should create a mandatory retirement age for trustees or establish term limits for trustee service, instead preferring to rely upon its evaluation procedures as the primary method of ensuring that each trustee continues to act in a manner consistent with the best interests of the Company and its shareholders.

Identifying and Evaluating Nominees

The Corporate Governance Committee regularly assesses the appropriate number of trustees comprising the Board, and whether any vacancies on the Board are expected due to retirement or otherwise.  The Corporate Governance Committee considers suggestions of potential trustee candidates made by current Board members, shareholders, professional search firms or other persons.  The Corporate Governance Committee may consider those factors it deems appropriate in evaluating trustee candidates, including: judgment, skill, diversity, strength of character, experience with businesses and organizations comparable in size or scope to the Company, experience and skill relative to other Board members and specialized knowledge or experience.  The evaluation also includes a critical review of annual performance assessments, as previously described. Of particular importance to the Company’s strategy are skills and experience relating to real estate, finance and capital markets, technology, marketing and consumer insight, risk management and corporate leadership in general.

Each of the members of the Corporate Governance Committee, as well as all or substantially all of the other trustees, including the Chief Executive Officer, interview potential candidates that the Corporate Governance Committee has deemed qualified and appropriate.  If the Committee determines that a potential candidate meets the needs of the Board, and has the qualifications as set forth in the Company’s Corporate Governance Guidelines, it will recommend the nomination of the candidate to the Board.

Shareholder Nominees

The Corporate Governance Committee will consider properly submitted shareholder nominees for election to the Board and will apply the same evaluation criteria in considering such nominees as it would to persons nominated under any other circumstance.  A shareholder wishing to submit to the Corporate Governance Committee a potential nominee for election to the Board for its consideration should follow the following procedures:

Pursuant to the Company’s Bylaws, a shareholder of the Company who is a shareholder of record at the record date set by the Board for the purpose of determining shareholders entitled to vote at the annual meeting, at the time of giving notice (as described in this paragraph) and at the time of the annual meeting, and who is entitled to vote at such meeting, may nominate individuals for election to the Board if the shareholder complies with the following requirements.  First, the shareholder must give the Corporate Secretary of the Company timely written notice of nomination.  Generally, notice will be timely if it is delivered not earlier than the 150th day, nor later than 5:00 p.m., Central Time, on the 120th day, prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting.  Accordingly, for the Company’s annual meeting in the year 2021, the Corporate Secretary must receive the notice not earlier than November 22, 2020 and not later than 5:00 p.m., Central Time, on December 22, 2020.  The notice must set forth certain information as to each individual the shareholder proposes to nominate, information with respect to Company security ownership by the shareholder giving such notice, and, to the extent known by the shareholder giving notice, the name and address of any other shareholder supporting the nominee for election.  The foregoing is a summary of Article II, Section 13 of the Bylaws of the Company and is qualified in its entirety by the text of that section.

The Company’s shareholders also possess the right to nominate candidates to the Board through proxy access provisions of the Company’s Bylaws.  The Bylaws permit a shareholder, or group of up to 20 shareholders, owning 3% or more of the Company’s outstanding common shares continuously for at least three years, to include in the Company’s annual meeting proxy materials trustee nominations for up to 20% of the seats on the Board, subject to the other terms and conditions of the Bylaws.  The foregoing is a summary of Article II, Section 16 of the Bylaws of the Company and is qualified in its entirety by the text of that section.  Electronic copies of the Bylaws are available on the Company’s website at www.equityapartments.com in the investor section under “Corporate Governance,” and hard copies are available free of charge by writing to Equity Residential, Two North Riverside Plaza, Suite 500, Chicago, Illinois 60606, Attn:  Corporate Secretary or by contacting Investor Relations by phone (1-888-879-6356) or e-mail (investorrelations@eqr.com).

Board Refreshment

The Corporate Governance Committee seeks to maintain a board that as a whole possesses the objectivity and the mix of skills and experience to provide comprehensive and effective oversight of the Company’s strategic, operational and compliance risks.  The Committee believes that ongoing board refreshment is important to maintain an appropriate mix of skills and provide fresh perspectives while leveraging the institutional knowledge and historical perspective of the Board’s longer-tenured trustees.  In keeping with the Committee’s overall strategy for trustee succession and the appointment of new Board members, since 2010 the Board has added seven new independent trustees, three trustees have retired since 2017 and one trustee is retiring in June of this year.

Set forth below is a snapshot of the composition of our Board immediately following the Annual Meeting if the twelve trustee nominees are re-elected.

GENDER DIVERSITY 25% Women	RACIAL/ETHNIC DIVERSITY 25% Diverse

INDEPENDENCE 75% Independent	AVERAGE TENURE OF INDEPENDENT TRUSTEES 7.3 Years*

*Average tenure of independent trustees has decreased from 8.0 years since the 2019 Annual Meeting of Shareholders.

Biographical Information and Qualifications of Trustees

Our trustees bring to the Company’s Board substantial business, real estate, governance, finance, operational and leadership experience derived from their service as senior executives and, in some cases, leaders of complex organizations, and collectively have the experience necessary to oversee and help develop the Company’s strategy and contribute to the Board’s effectiveness as a whole.  The process undertaken by the Corporate Governance Committee in recommending qualified trustee candidates is described under “Board Composition and Trustee Nomination Procedures” above.

Trustees Nominated for Re-Election

Set forth below are biographies of each of our trustees as of April 1, 2020, which include a discussion of the specific skills and expertise that led to the Board’s conclusion that such individual should serve as a trustee of the Company.

Samuel Zell, our founder and the Company’s Chairman since our initial public offering in 1993, is Chairman of Equity Group Investments, the private entrepreneurial investment firm he founded 50 years ago.  He is also the founder of Equity International, a private investment firm focused on real estate-related companies outside the U.S.  He also serves as chairman of Covanta Holding Corporation (NYSE: CVA), Equity Commonwealth (NYSE: EQC) and Equity LifeStyle Properties, Inc. (NYSE: ELS). Mr. Zell will serve as chairman of Anixter International, Inc. (NYSE: AXE) until its previously announced sale to WESCO International, Inc., which is currently anticipated to be completed during the second or third quarter of 2020.  Previously, Mr. Zell served as chairman of Equity Office Properties Trust, which was sold in February 2007 for $39 billion in the largest ever private equity transaction at the time.  Mr. Zell is an active philanthropist with a focus on entrepreneurship education.  Through the Zell Family Foundation, he has led the sponsorship of several leading entrepreneurship programs, including:  the Zell/Lurie Institute for Entrepreneurial Studies at University of Michigan’s Ross School of Business; the Zell Fellows Program at Northwestern University’s Kellogg School of Management; and the Zell Entrepreneurship Center at the Interdisciplinary Center Herzliya (IDC).  The Zell Global Entrepreneur Network (ZGEN) unites the students and alumni of these programs and actively provides them with connections, opportunities, mentorship and support.  Mr. Zell also sponsors the Samuel Zell/Robert Lurie Real Estate Center at University of Pennsylvania’s Wharton Real Estate Center.  Mr. Zell received a J.D. from the University of Michigan Law School.

Qualifications

•     Over 50 years of experience as a chairman, director and executive of companies in various industries around the world

•     Active investor/manager of billions of dollars of global investments

•     Recognized as a founder of the modern REIT industry and a leading driver for increased transparency and disclosure by public companies

Samuel Zell Chairman
Age 78
Trustee since 1993

Mark J. Parrell has been Chief Executive Officer of the Company since January 2019 and President of the Company since September 2018. Mr. Parrell served as Executive Vice President and Chief Financial Officer of the Company from October 2007 to September 2018.  Mr. Parrell was Senior Vice President and Treasurer of the Company from August 2005 to October 2007 and has held various positions within the Company’s finance group since September 1999. Mr. Parrell is a member of the National Multifamily Housing Council (“NMHC”) and served as Chair of its Finance Committee until January 2017 and is also a member of the Urban Land Institute (“ULI”).  Mr. Parrell serves on the Board of Directors of the Greater Chicago Food Depository and is a member of the Nareit Advisory Board of Governors.  He is a former director of Brookdale Senior Living Inc. (NYSE: BKD) and served as a director of Aviv REIT, Inc. (NYSE: AVIV) until April 1, 2015, when it merged with a competitor. Mr. Parrell received a J.D. from Georgetown University Law Center.

Qualifications

•     Uniquely qualified as the CEO of the Company

•     Extensive hands-on experience regarding capital markets and real estate finance and investment

•     Sophisticated expertise in transactional, operational and regulatory matters and substantial experience as a board member of public companies

Mark J. Parrell President & CEO
Age 53
Trustee since 2019

Raymond Bennett is Chief Global Officer, Global Operations for Marriott International, Inc. Appointed to this role in 2015, Mr. Bennett is responsible for the design, development and deployment of products and services for all lodging brands across Marriott’s 7,000 hotels globally. He has chief responsibility for brand standards and operational policies, quality assurance, procurement, engineering, retail and other disciplines and has served in various other operation and development-focused roles during his career at Marriott. Prior to joining Marriott in 2001, Mr. Bennett served for over 11 years in various managerial positions for Pepsi Bottling Group.

Qualifications

•     Extensive management and operational experience in hospitality, customer service and procurement on a global level

•     Valuable insight into brand management, consumer insight and product differentiation

•     Executive leadership in strategic implementation of diversity, sustainability and other aspects of corporate social responsibility

Raymond Bennett
Age 51
Trustee since 2018
Independent
Committees • Audit

Linda Walker Bynoe has been President and Chief Executive Officer of Telemat Ltd., a management consulting firm, since 1995 and served as its Chief Operating Officer from 1989 through 1994.  Ms. Bynoe served as a Vice President – Capital Markets for Morgan Stanley from 1985 to 1989, joining the firm in 1978.  Ms. Bynoe serves as a director of Northern Trust Corporation (NASDAQ: NTRS) and Prudential Retail Mutual Funds and is a former director of Simon Property Group, Inc. (NYSE: SPG).  Ms. Bynoe will serve as a director of Anixter International, Inc. (NYSE: AXE) until its previously announced sale to WESCO International, Inc., which is currently anticipated to be completed during the second or third quarter of 2020. Ms. Bynoe received an M.B.A. from Harvard Business School.

Qualifications

•     Extensive business and governance experience as a director of financial services and other complex companies

•     Diverse consulting and investment experience in various industries

•     Audit committee financial expert, based on her expertise in accounting and financial risk management, as well as experience on other public company audit committees

Linda Walker Bynoe
Age 67
Trustee since 2009
Independent
Committees • Governance (Chair) • Audit

Connie K. Duckworth retired in 2000 as a Partner and Managing Director of The Goldman Sachs Group, Inc., and was the first woman to be named a sales and trading partner in the firm’s history.  After a distinguished 20-year career, she founded a social enterprise, ARZU, Inc., to empower destitute women weavers in rural Afghanistan and served as Chief Executive Officer for 15 years until 2019. She is a director of Steelcase Inc. (NYSE: SCS), and formerly served as a director of Russell Investment Group, Smurfit-Stone Container Corporation, Nuveen Investments and DNP Select Income Fund Inc.  Ms. Duckworth received an M.B.A. from the Wharton School of the University of Pennsylvania.

Qualifications

•     Extensive experience with over 20 years of executive leadership in the financial services industry

•     Successful social entrepreneur with proven operational skills in rapidly-changing settings

•     Well-seasoned board member with service on numerous boards of other public companies and not-for-profit entities

Connie K. Duckworth
Age 65
Trustee since 2015
Independent
Committees • Compensation • Governance

Mary Kay Haben served as the President-North America for the Wm. Wrigley Jr. Company, a leading confectionary company, until her retirement in February 2011.  At Wrigley, Ms. Haben drove growth through new product and packaging innovation, as well as marketing efforts in emerging social media.  Prior to joining Wrigley in 2007, Ms. Haben held various executive positions during her 27-year career at Kraft Foods Inc.  These included leading significant business divisions and functions for Kraft, driving bottom line growth through marketing innovation and brand positioning efforts, as well as acquisitions and productivity initiatives.  She serves as a director of The Hershey Company (NYSE: HSY) and Grocery Outlet (NASDAQ: GO) and formerly served as a director of Bob Evans Farms, Inc. (NASDAQ: BOBE) until its sale on January 12, 2018.  Ms. Haben received an M.B.A. from the University of Michigan Ross School of Business.

Qualifications

•     Substantial governance expertise with deep corporate and board experience

•     Proven track record in exceeding consumer expectations through brand building, innovation and implementation of business strategies in various markets and media platforms

•     Valuable marketing perspective as the Company continues to focus on ways to engage with current and future residents

Mary Kay Haben
Age 63
Trustee since 2011
Independent
Committees • Compensation (Chair) • Governance

Tahsinul Zia Huque served as the President and Chief Executive Officer of Deutsche Bank Securities Inc., the U.S. Broker Dealer of Deutsche Bank, from May 2018 until his departure from Wall Street in mid-2019.  At Deutsche Bank, Mr. Huque was Head of Equities, Fixed Income & Currencies for the Americas from February 2016 until May 2018 and Global Co-Chief Operating Officer of Corporate Banking and Securities from March 2012 until February 2016.  During Mr. Huque’s 30-year finance career on Wall Street, he held multiple executive positions in the United States and abroad while leading investment banking and sales and trading functions spanning many industries, products and clients.  Also during his career, he was closely involved in creating the structure for public REITs to access the unsecured debt market. Mr. Huque received his B.A. in Economics and in Political Science from Williams College.  He is currently a private investor.

Qualifications

•     Proven leader of large, complex, high performing and competitive organizations

•     Extensive global finance experience at an executive leadership position across multiple markets, clients, products and risk parameters

•     Deep technical regulatory experience as CEO or COO of international investment banking organizations with multijurisdictional regulatory requirements

Tahsinul Zia Huque
Age 52
Trustee since 2019
Independent
Committees • Audit

Bradley A. Keywell is co-founder and Chief Executive Officer of Uptake Technologies, Inc., an industrial artificial intelligence and machine learning software company.  He is managing partner of Lightbank, a venture capital fund. He is co-founder of MediaBank LLC, a provider of integrated media procurement technology, and Echo Global Logistics, Inc. (NASDAQ: ECHO). He is a co-founder and a former director of Groupon, Inc. (NASDAQ: GRPN).  Mr. Keywell was recognized as the Ernst & Young Entrepreneur Of The Year 2018 overall and emerging award winner. Mr. Keywell is an Adjunct Professor at the University of Chicago Booth School of Business and received a J.D. from the University of Michigan Law School.

Qualifications

•     Successful entrepreneur in both public and private markets across wide-ranging industries, with strong ability to assess risks relating to new ventures and investments

•     Recognized leader in incorporating technological and social innovation to implement corporate strategy, operations and growth

•     Diverse leadership and management experience

Bradley A. Keywell
Age 50
Trustee since 2011
Independent
Committees • Compensation

John E. Neal has over 30 years of experience in executive positions in the financial services and banking industries with a primary focus on real estate finance, including leading the real estate lending and corporate banking businesses at Bank One Corporation, Kemper Financial Services and Continental Bank.  He retired as a partner of Linden LLC, a private equity firm, in October 2018.  Mr. Neal serves as a trustee of the Calamos Mutual Funds and also serves on the boards of private companies in a wide array of industries.  He received an M.B.A. from Harvard Business School.

Qualifications

•     Deep executive and management leadership and governance experience in the real estate lending industry, during various and challenging business cycles

•     Valuable insight into capital markets and trends

•     Audit committee financial expert, based on banking and financial background

John E. Neal
Age 70
Trustee since 2006
Independent
Committees • Audit (Chair)

David J. Neithercut served as Chief Executive Officer of the Company from January 2006 until his retirement in December 2018 and President of the Company from May 2005 to September 2018.  He was Executive Vice President – Corporate Strategy of the Company from January 2004 to May 2005, and Executive Vice President and Chief Financial Officer of the Company from February 1995 to August 2004.  Prior to joining Equity Residential, Mr. Neithercut served as Senior Vice President of Finance for Equity Group Investments.  Mr. Neithercut serves as a trustee of Americold Realty Trust (NYSE:COLD), was formerly a director of General Growth Properties, Inc. (NYSE: GGP) and is a former member of the Advisory Board of Governors of Nareit of which he served as Chairman in 2015.  Mr. Neithercut received Nareit’s 2018 Industry Leadership Award, honoring a REIT executive who has made a significant and lasting contribution to the growth and betterment of the industry, and was recognized by Columbia Business School as the 2018 Distinguished Real Estate Partner.  Mr. Neithercut received an M.B.A. from the Columbia University Graduate School of Business.

Qualifications

•     Recognized as a leading industry authority in real estate investments, operations and capital markets

•     Long and successful track record in various leadership roles at the Company and other organizations, including leading the development and execution of the Company’s portfolio repositioning

•     Highly experienced in dealing with complex management, financial, risk assessment, business and governance issues and is uniquely well-equipped to advise the current CEO in these matters

David J. Neithercut
Age 64
Trustee since 2006

Mark S. Shapiro has served as President of leading entertainment, sports and fashion company Endeavor since December 2018 and previously served as co-president of the company’s IMG and WME subsidiaries from November 2016 to December 2018 and as Chief Content Officer from September 2014 to November 2016.  Prior to joining IMG in 2014, he held various executive positions, including Chief Executive Officer, at Dick Clark Productions, an independent producer of television programming, from May 2010 to September 2014.  Mr. Shapiro was the Chief Executive Officer and a director of Six Flags, Inc., the world’s largest regional theme park company, from December 2005 through May 2010.  Prior to joining Six Flags, Inc., Mr. Shapiro spent 12 years at ESPN, Inc., where he ultimately served as Executive Vice President, Programming and Production and had significant responsibility in building the strength of the network’s brand which garnered numerous Emmy and Peabody awards.  Mr. Shapiro also serves as a director of Live Nation Entertainment, Inc. (NYSE: LYV), as well as Chairman of the Board of Captivate Network.  He is a former director of the Tribune Company, Frontier Communications Corporation (NASDAQ: FTR) and Papa John’s International, Inc. (NASDAQ: PZZA).

Qualifications

•     Business and governance acumen as a CEO, president and board member of large and complex organizations

•     Provider of unique and critical insights and innovation in media, marketing, consumer and branding strategies

•     Insights into organizational transformation to deal with diverse economic and market-based challenges

Mark S. Shapiro
Age 50
Trustee since 2010
Independent
Committees • Compensation • Governance

Stephen E. Sterrett, whom, conditioned upon his re-election, the Board anticipates will commence serving as Lead Trustee following the Annual Meeting, served as the Senior Executive Vice President and Chief Financial Officer of Simon Property Group, Inc. (NYSE: SPG), one of the largest REITs in the world by equity market capitalization and a S&P 100 company, until his retirement in December 2014.  He spent more than 26 years in various positions at Simon and its predecessor companies and had served as the company’s Chief Financial Officer since 2000.  Prior to joining Simon, Mr. Sterrett was a Senior Manager at the international firm of Price Waterhouse.  Mr. Sterrett serves as a director of Berry Global Group, Inc. (NYSE: BERY) and is a former director of Realty Income Corporation (NYSE: O).  Mr. Sterrett also serves on the Board of Trustees of Butler University. Mr. Sterrett received an M.B.A. from Indiana University.

Qualifications

•     Extraordinarily equipped with wide-ranging knowledge in real estate and public company matters

•     Executive leadership experience and expertise in financial, risk assessment, operational, governance and strategic issues facing large real estate companies

•     Audit committee financial expert, based on prior experience as a CFO

Stephen E. Sterrett
Age 64
Trustee since 2015
Independent
Committees • Audit • Compensation

Incumbent Trustee Retiring

Charles L. Atwood, our Lead Trustee since March 2009, served as Vice Chairman of the Board of Directors of Harrah’s Entertainment, Inc. (now known as Caesars Entertainment Corporation), a private gaming and hospitality company, until his retirement in December 2008.  Mr. Atwood had been Vice Chairman of Harrah’s public predecessor company until its sale in January 2008, a member of its Board since 2005, its Chief Financial Officer from 2001 to 2006, and had been with Harrah’s and its predecessors since 1979.  During his tenure at Harrah’s, Mr. Atwood led that company’s merger, acquisition and divestiture activities, new development and design and construction projects, representing tens of billions of dollars of transactions.  Mr. Atwood served as a director of Pinnacle Entertainment, Inc. (NYSE: PNK) until October 15, 2018, when it merged with a competitor, and is a former director of Gala Coral, a private United Kingdom gaming industry company, and ALST Casino Holdco, LLC, a private company in the casino and hospitality industry.  Mr. Atwood received an M.B.A. in finance from Tulane University.

Charles L. Atwood Lead Trustee
Age 71
Trustee since 2003
Independent
Committees • Compensation • Governance

Board Committees

The Board has key standing Audit, Compensation and Corporate Governance Committees, which are comprised entirely of trustees who are independent within the meaning of the NYSE listing standards.  The Board also has an Executive Committee.  For the committees on which each of our independent trustees serve, see “Trustees Nominated for Re-Election” beginning on page 15.  For a discussion regarding the allocation of risk oversight among the Audit Committee, Compensation Committee and Corporate Governance Committee, see page 5.

Audit Committee

The Audit Committee is comprised entirely of trustees who meet the independence and financial literacy requirements of the NYSE listing standards.  In addition, the following members of the Audit Committee are designated as “financial experts” under such listing standards and SEC rules:  John E. Neal (Committee Chair), Linda Walker Bynoe and Stephen E. Sterrett.  The Audit Committee’s responsibilities as set forth in its charter include providing assistance to the Board in fulfilling its responsibilities with respect to oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the independent auditor’s qualifications, performance and independence and the performance of the Company’s internal audit function.  The Company’s senior internal audit officer reports to the Audit Committee.

The Audit Committee has sole authority to appoint and replace the independent auditor, which reports directly to the Committee; approve the engagement fees of the independent auditor; and pre-approve the audit services and any permitted non-audit services provided to the Company.  In addition, the Audit Committee reviews the scope of audits as well as the annual audit plan, evaluates matters relating to the audit and internal controls of the Company, reviews and approves all material related party transactions, reviews the Company’s enterprise risk management program and reviews the Company’s cybersecurity and other information technology risks and strategies to protect the Company’s business systems and information.  The Audit Committee holds separate executive sessions, outside the presence of senior management, with the Company’s independent auditor and the Company’s senior internal audit officer.  During 2019, the Audit Committee held eight meetings and no member of the Audit Committee served on more than one other public company audit committee.

Compensation Committee

The Compensation Committee is comprised entirely of trustees who meet the independence requirements of the NYSE listing standards.  The Compensation Committee’s responsibilities as set forth in its charter include establishing the Company’s general compensation philosophy, overseeing the Company’s compensation programs and practices, including incentive and equity-based compensation plans, reviewing and approving executive compensation plans in light of corporate goals and objectives, evaluating the performance of the CEO in light of these criteria and recommending the CEO’s compensation level based on such evaluation.  The Compensation Committee also reviews and approves the CEO’s evaluation of the performance of executives reporting to him before approving their compensation and reviews compensation, bonuses and other related benefits and policies for Company employees.

The Compensation Committee oversees the Company’s executive succession and management development plans, including D&I and other development programs.  During 2019, the Compensation Committee held six meetings.

Corporate Governance Committee

The Corporate Governance Committee is comprised entirely of trustees who meet the independence requirements of the NYSE listing standards.  The Corporate Governance Committee’s duties as set forth in its charter include establishing criteria for recommending candidates for election or reelection to the Board and its committees, considering issues and making recommendations concerning the size, composition, organization and effectiveness of the Board, establishing and overseeing procedures for annual assessment of Board, committee and trustee performance, evaluating issues of corporate governance and shareholder proposals relating to governance matters and making recommendations to the Board regarding the Company’s governance policies and practices, including its Corporate Governance Guidelines. The Corporate Governance Committee also reviews and approves the Company’s annual ESG report, as further described on page 9.

The Corporate Governance Committee identifies individuals qualified to become Board members and will also consider nominees for trustee suggested by shareholders in written submissions to the Company’s Corporate Secretary as further described in “Board Composition and Trustee Nomination Procedures” above.  During 2019, the Corporate Governance Committee held four meetings.

Executive Committee

The Executive Committee has the authority to approve proposals to acquire, develop, dispose of and finance investments for the Company up to certain dollar amount thresholds.  Transactions that exceed these dollar amount thresholds require approval by the Board.  The current members of the Executive Committee are Samuel Zell (Committee Chair), Mark J. Parrell, Charles L. Atwood (retiring from the Board in June 2020), John E. Neal, David J. Neithercut and Stephen E. Sterrett.

Biographical Information of Executives

Set forth below are biographies of each of our executives as of April 1, 2020.

Mark J. Parrell.  See “Biographical Information and Qualifications of Trustees.”

Barry S. Altshuler, 61, has been Executive Vice President – Investments of the Company since February 2015.  Mr. Altshuler served as the Company’s Senior Vice President – Investments from January 2007 to January 2015, as Vice President of Acquisitions from April 2002 to December 2006 and as Vice President of Asset Management from January 1998 to March 2002.  Mr. Altshuler serves on the Executive Committee of the Central City Association of Los Angeles and the University of Florida Real Estate Advisory Board and is a member of NMHC and ULI.  Mr. Altshuler currently also serves as President of the California Apartment Association.

Alexander Brackenridge, 56, has been Executive Vice President – Investments of the Company since February 2015 and, as publicly announced on February 27, 2020, has been appointed by the Board to serve as Chief Investment Officer starting in September 2020.  Mr. Brackenridge served as the Company’s Senior Vice President – Investments from May 2002 to January 2015 and has held various investments and asset management positions within the Company since 1993.  Mr. Brackenridge is a member of the Greater Boston Real Estate Board, NMHC and ULI.  Mr. Brackenridge received an M.B.A. from Yale University.

Scott J. Fenster, 44, has been Executive Vice President, General Counsel and Corporate Secretary of the Company since January 2018. Mr. Fenster served as the Company’s Senior Vice President – Legal from January 2013 until December 2017 and has held various positions within the Company’s legal department since September 2003. Mr. Fenster received a J.D. from the University of Michigan Law School.

Robert A. Garechana, 41, has been Executive Vice President and Chief Financial Officer of the Company since September 2018. Mr. Garechana served as Senior Vice President of the Company from December 2012 to September 2018 and Treasurer of the Company from January 2008 to September 2018 and has held various positions within the Company’s finance group since November 2004. Mr. Garechana received a B.B.A. from The University of Texas at Austin.

Alan W. George, 62, has been Executive Vice President and Chief Investment Officer of the Company since January 2002 and was Executive Vice President – Acquisitions/Dispositions from February 1997 to January 2002.  As publicly announced on February 27, 2020, Mr. George will retire from his role as Chief Investment Officer on September 1, 2020 and retire as an employee of the Company in March 2021. Mr. George joined the Company in 1992 as a Vice President – Asset Management.  Mr. George serves on the Executive Committee of NMHC.  He is also a member and Governor of ULI and serves on the advisory board of the ULI Terwilliger Center for Housing.

Michael L. Manelis, 51, has been Executive Vice President and Chief Operating Officer of the Company since July 2018.  Mr. Manelis served as Executive Vice President – Property Operations of the Company from January 2017 to June 2018, as Senior Vice President of Operations and Information Technology from May 2012 to December 2016 and as Senior Vice President – Property Operations from August 2005 to May 2012 and has held various positions within the Company’s operations group since 1999.  Mr. Manelis is a member of the Advisory Board of Home Partners of America.

Christa L. Sorenson, 59, has been Executive Vice President and Chief Human Resources Officer of the Company since December 2015. Ms. Sorenson was the Senior Vice President – Organization and Talent Development from July 2008 to December 2015 and has held various positions within the Company’s Organization and Talent Development group since March 2003.

COMMON SHARE OWNERSHIP OF TRUSTEES AND EXECUTIVES

The following table sets forth information, as of February 28, 2020, with respect to the beneficial ownership of the Company’s common shares by each trustee, its named executive officers (“NEOs”), and the trustees and all executives as a group.  Unless otherwise indicated, each person has sole voting and investment power over the common share equivalents listed.  On February 28, 2020, a total of 385,282,597 common share equivalents (comprised of common shares, OP Units and restricted units) were outstanding. (1)(2)

	Common Share Equivalents (1)		Options Exercisable in 60 Days	Percent of Common Shares (1)	Percent of Common Share Equivalents (1)(2)
Samuel Zell	4,084,353	(3)	659,198	1.3%	1.2%
Mark J. Parrell	175,878		68,343	*	*
Charles L. Atwood	28,756		—	*	*
Raymond Bennett	3,581		—	*	*
Linda Walker Bynoe	30,064		19,075	*	*
Connie K. Duckworth	9,398		—	*	*
Mary Kay Haben	18,607		13,260	*	*
Tahsinul Zia Huque	1,165		—	*	*
Bradley A. Keywell	25,178		20,038	*	*
John E. Neal	31,090		16,630	*	*
David J. Neithercut	777,821	(4)	2,290,176	*	*
Mark S. Shapiro	20,010		25,665	*	*
Stephen E. Sterrett	17,522		2,101	*	*
Scott J. Fenster	30,057		47,730	*	*
Robert A. Garechana	25,813		12,891	*	*
Alan W. George	266,710		63,788	*	*
Michael L. Manelis	25,643		26,837	*	*

Trustees and Executives as a Group	5,690,041		3,361,219	2.4%	2.3%

* Less than 1%.

(1)

Excludes the LTI Awards (defined below) granted in January 2018, January 2019 and January 2020 under the Company’s Long-Term Incentive Plans which remain subject to earn out at the end of their respective three-year performance periods, as further described in the “Compensation Discussion and Analysis” section below.

(2)

The total number of common shares and OP Units pledged as security for loans by our trustees and executives as of February 28, 2020 is 0.5% of the Company’s total number of outstanding common share equivalents.

(3)

Includes common shares and OP Units with respect to which Mr. Zell has voting and investment power, which includes the holdings held directly by Mr. Zell and the holdings of the Samuel Zell Revocable Trust and Samstock/SZRT, L.L.C.  Also includes common shares owned by Principal Trust Company, as Trustee of the Equity Residential Supplemental Executive Retirement Plan (“SERP”), for the benefit of Mr. Zell.  1,891,628 of the common shares shown were pledged as security for various loans.

In addition to the common shares and OP Units set forth above, common shares and OP Units are indirectly owned by various family trusts established for the benefit of Mr. Zell and his family, the trustee of which is Chai Trust, a state-regulated corporate trust company.  Mr. Zell is not an officer or director of Chai Trust and does not have voting or dispositive power with respect to such common shares or OP Units.  Mr. Zell disclaims beneficial ownership of such common shares and OP Units, except to the extent of any pecuniary interest therein.  In addition, common shares are beneficially owned by a family foundation of which Mr. Zell is a director; however, Mr. Zell does not have voting or dispositive power over such common shares, or any pecuniary interest therein, and therefore disclaims beneficial ownership of such common shares.

(4)

Includes common shares and OP Units with respect to which Mr. Neithercut has voting and investment power, which includes the holdings held directly by Mr. Neithercut and the holdings indirectly owned by various family limited partnerships and a trust established for the benefit of Mr. Neithercut’s wife.  In addition to the common shares and OP Units set forth above, OP Units are beneficially owned by trusts for the benefit of Mr. Neithercut’s children over which Mr. Neithercut has no voting or dispositive power and disclaims beneficial ownership thereof.

COMMON SHARE OWNERSHIP OF PRINCIPAL SHAREHOLDERS

This table sets forth information with respect to persons who are known to beneficially own more than 5% of the Company’s outstanding common shares as of December 31, 2019.

Name and Address of Owner	Common Shares	Percent of Common Shares
The Vanguard Group (1) 100 Vanguard Blvd. Malvern, PA 19355	48,244,073	13.0%
BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10055	41,188,480	11.1%
State Street Corporation (3) State Street Financial Center One Lincoln Street Boston, MA 02111	23,983,535	6.5%
Norges Bank (The Central Bank of Norway) (4) Bankplassen 2 PO Box 1179 Sentrum NO 0107 Oslo Norway	23,878,408	6.4%

(1)

The Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”), an investment adviser, on behalf of itself and its subsidiaries on February 11, 2020 states that as of December 31, 2019, it has sole power to vote 911,338 shares, shared power to vote 489,680 shares, sole power to dispose of 47,268,105 shares and shared power to dispose of 975,968 shares.  The Schedule 13G/A filed by Vanguard also states that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 397,289 shares as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 1,092,728 shares as a result of its serving as investment manager of Australian investment offerings.

(2)

The Schedule 13G/A filed by BlackRock, Inc. on behalf of itself and its subsidiaries on February 4, 2020 states that as of December 31, 2019, it has sole power to vote 37,325,945 shares and sole power to dispose of 41,188,480 shares.

(3)

The Schedule 13G filed by State Street Corporation on behalf of itself and its subsidiaries on February 14, 2020 states that as of December 31, 2019, it has shared power to vote 19,564,115 shares and shared power to dispose of 23,959,308 shares.

(4)	The Schedule 13G/A filed by Norges Bank (The Central Bank of Norway) on February 11, 2020 states that as of January 31, 2019, it has sole power to vote and dispose of 23,878,408 shares.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation philosophy, objectives and components, the compensation decisions made under those components, and the performance metrics and other relevant factors the Compensation Committee used in making those decisions.

At our 2019 Annual Meeting of Shareholders, our 2018 Executive Compensation Program was approved by approximately 91% of the votes cast on the matter.  We believe our shareholders’ overwhelming support for the Company’s compensation program reflects the strong alignment between executive pay and performance.

Shareholder outreach conducted by Compensation Committee and Executive Compensation Program is overhauled for 2015	Maintained consistent emphasis on having a largely objective performance-based Executive Compensation Program since 2015 program overhaul

The Company’s 2019 Executive Compensation Program, which applied to Mr. Parrell and his direct reports, is based on a strong performance-oriented compensation philosophy to align executive and shareholder interests and is designed to attract, retain and motivate talented executives.

What We Do

✓    Do engage an independent compensation consultant to advise the Compensation Committee, which is comprised solely of independent trustees

✓    Do have a strong pay for performance compensation philosophy with 87% of Chief Executive Officer pay and an average of 75% of other NEO pay tied solely to performance

✓    Do require our Annual Incentive Plan to be primarily subject to objective performance metrics that align with the Company’s business strategy and the long-term interests of our shareholders

✓    Do enhance executive retention with time-based, multi-year vesting schedules for equity incentive awards

✓    Do align the long-term interests of our executives with those of our shareholders by awarding a significant percentage of compensation in the form of Long-Term Incentive Plan Awards, which are subject to quantitative performance metrics with three-year forward-looking performance periods

✓    Do have meaningful share ownership guidelines for our executives and trustees

✓    Do have a clawback policy for performance-based executive compensation

✓    Do have double-trigger vesting provisions in the event of a change in control under the 2019 Share Plan

What We Don’t Do

X    No employment agreements with any of our executives

X    No compensation incentives that encourage excessive risk taking

X    No repricing of Option Awards allowed

X    No hedging of Company shares allowed

X    No excise tax gross-ups in any new change in control agreements

X    No excessive perks to our executives

Executive Compensation Program

The Company’s Executive Compensation Program consists of three components: Annual Salary, Annual Incentive Plan and Long-Term Incentive Plan.

Annual Salary

For 2019, annual salaries of executives, the first component of the program, were set at levels competitive with other large companies engaged in the real estate industry with which the Company competes for executive talent.  As it does annually, the Compensation Committee reviewed base salaries for the executives to determine whether any adjustments were necessary to reflect market conditions or changes in responsibilities.

Annual Incentive Plan

The second component of the program in 2019 was an Annual Incentive Plan, which allowed the executive to earn from 0% to 200% of target annual incentive by performance against pre-defined and pre-weighted annual goals (75% of which were objective measurable metrics for Mr. Parrell and 60% of which were objective measurable metrics for the other executives) established by the Compensation Committee.  The goals were comprised of Corporate Goals, which were shared by all executives, and Business Unit goals for all executives other than Mr. Parrell, which were unique to each executive.  These goals were pre-established, with all Corporate Goals and many Business Unit goals measured objectively.  Each executive was also assigned individual goals for 2019; Mr. Parrell by the Compensation Committee and the other executives by Mr. Parrell and approved by the Compensation Committee.  Individual goals were assessed subjectively and were intended to move the Company and/or business unit forward in terms of organizational structure, improve on such practices as collaboration among business units and enterprise-wide thinking, provide for appropriate leadership and succession management or otherwise address developmental needs of individuals or groups within the organization.

The Annual Incentive Plan rewarded achievement of these goals based on the Compensation Committee’s quantitative and qualitative assessment of the executives’ contributions to that performance.  Performance against each goal was assessed against Threshold, Target and Maximum performance levels, equating to payouts at 50%, 100% and 200%, respectively, and each goal was assigned a weighting relative to the other annual goals.  Results between Threshold and Target or between Target and Maximum were based on interpolation.  Performance below Threshold would have earned 0%, and performance that exceeded the Maximum would be capped at the Maximum level.  The total annual incentive earned by an executive was the sum of the weighted annual incentive amounts earned with respect to each goal.

To further encourage executive retention and align the interests of our executives with our shareholders, one-half of the annual incentive earned was paid in “Performance Equity Grants” comprised of Share Awards and/or Option Awards.  These Share Awards cliff vest, in full, on the three-year anniversary of the grant date, and Option Awards vest ratably over three years, all subject to continuous employment and retirement provisions.

The other half of the annual incentive earned was paid in cash (the “Performance Bonus”) and/or, at the executive’s option, in the form of immediately vested restricted units or Option Awards.

Long-Term Incentive Plan

The third component of the program in 2019 was the Long-Term Incentive Plan (“LTI Plan”), which allows the executive to earn from 0% to 200% of a target number of Share Awards, as determined by the Company’s relative and absolute Total Shareholder Return (“TSR”) and achievement of Normalized Funds From Operations (“Normalized FFO”) over a forward-looking three-year performance period compared to pre-established quantitative performance metrics.  This plan aligns the interests of our executives directly with the interests of our shareholders.  We refer to such awards subject to settlement under the LTI Plan as “LTI Awards.”  LTI Awards cliff vest, in full, following the three-year anniversary of the grant date, after determination of performance by the Compensation Committee and subject to continuous employment and retirement provisions.  The LTI Awards were granted to executives in January 2019, at the target dollar amounts shown on page 32, covering the three-year performance period from January 1, 2019 through December 31, 2021, with the following pre-established quantitative performance metrics and potential payout levels:

		Performance Level (1)
% of Award	Metric	Threshold	Target	Maximum
35.0%	Performance of Company relative to weighted average TSR of companies in the FTSE Nareit Equity Apartments Index (“Nareit Apartment Index”) (2)	-400 bps	0 bps	+400 bps
22.5%	Performance of Company relative to weighted average TSR of companies in the FTSE Nareit Equity REIT Index (“Nareit Equity Index”) (2)	-400 bps	0 bps	+400 bps
22.5%	Absolute Company TSR (3)	4%	8%	12%
20.0%	Normalized FFO (4)	$3.34	$3.39	$3.46

(1)

Performance results with respect to each metric at Threshold, Target and Maximum equate to payouts of 50%, 100% and 200%, respectively.  Results between Threshold and Target or between Target and Maximum are based on interpolation.  Performance below Threshold earns 0% and above Maximum is capped at the Maximum level.

(2)

TSR performance relative to the companies that comprise the Nareit Apartment Index and Nareit Equity Index is measured using the weighted index basis points approach, which measures Company performance using the number of basis points above or below the weighted average of the respective index.

(3)

Absolute Company TSR represents the compounded annual return of an investment in common shares of the Company over the performance period, with the beginning share price being the average of the last 20 trading days prior to the beginning of the performance period and the ending share price being the average of the last 20 trading days of the performance period.

(4)

The Threshold, Target and Maximum Normalized FFO performance level metrics were established by the Compensation Committee in March 2019.  The Target level was equal to the midpoint of the Company’s range for Normalized FFO expectations for the year, as announced on January 29, 2019.  See page 36 for more information on Normalized FFO and its significance to the Company.  The achievement of this metric will be determined on an annual basis and the average of the three years will be used in the final determination of the LTI Award.

The Compensation Committee, as promptly as practicable following the conclusion of the performance period, shall determine the resulting settlement, if any, of LTI Awards compared against the performance metrics established for the period. If a Change in Control (as defined in the “Change in Control/Severance Agreements” section below) occurs at any time prior to the end of the performance period, the award shall be valued as though the performance period had ended on the date of the Change in Control.

Executives participating in the LTI Plan elect prior to the start of the performance period to settle the LTI Award in restricted shares and/or restricted units.  With respect to an award that will be settled in the form of restricted shares, the Company does not pay the grantee any dividends on such shares during the performance period.  Once the number of restricted shares to be issued, if any, has been determined, the Company will make a cash payment to the grantee in an amount equal to all dividends that would have been paid on those restricted shares had they been outstanding and entitled to dividends during the performance period.

For income tax reasons, grantees of awards that will be settled in the form of restricted units: (i) will be issued restricted units at the time of grant at the maximum amount but such units will be subject to forfeiture (other than the hereinafter described partial distributions paid thereon, which are not subject to forfeiture) at the end of the performance period depending on actual performance and (ii) will be paid a distribution in the amount of 10% of any distributions paid on OP Units during the performance period.  Once the final resulting number of restricted units, if any, has been determined, the Operating Partnership will make a cash payment to the grantee in the amount equal to all distributions that would have been paid on those restricted units had they been outstanding and entitled to distributions during the performance period, less any previously paid partial distributions.

2019 Performance and Compensation

Target Compensation

The following table shows 2019 target compensation for our NEOs, broken out into the three components of the program as described in the preceding pages.  In 2019, target compensation for our NEOs was generally established at levels below the market median, recognizing that most of them are new to their role.  For example, our CEO’s target compensation was set at approximately 67% of our prior CEO’s compensation in 2018.  We expect target compensation for our NEOs to adjust over time to align with the general market in a manner commensurate with their performance.

		Annual Incentive Plan		LTI Plan
	Annual Salary	Performance Bonus (1)	Performance Equity Grants (1)(2)	LTI Awards (1)(3)	Total Target Compensation
M. Parrell	$800,000	$1,600,000	$1,600,000	$2,000,000	$6,000,000
R. Garechana	500,000	500,000	500,000	500,000	2,000,000
A. George	700,000	1,050,000	1,050,000	1,400,000	4,200,000
M. Manelis	600,000	600,000	600,000	600,000	2,400,000
S. Fenster	475,000	475,000	237,500	237,500	1,425,000

(1)

Amounts shown reflect a hypothetical 100% payout resulting from achieving “target” performance.  Actual payouts will be in a range of 0% to 200% of these amounts, as determined by actual performance results.

(2)	Performance Equity Grants are performance-based annual incentive grants consisting of Share Awards and/or Option Awards.
(3)

LTI Awards covering the three-year performance period from January 1, 2019 to December 31, 2021, subject to settlement at the end of the three-year period.  For an example of how the settlement will be calculated, see “Final Results of the 2017-2019 LTI Plan – Alignment of Pay and Performance” beginning on page 43.

The Compensation Committee believes that as the responsibilities of our executives increase, the proportion of their total compensation that is at risk and dependent on performance should also increase.  Accordingly, a significant portion of our executives’ total target compensation was outside of base salary and therefore determined on the basis of performance:  approximately 87% for Mr. Parrell and an average of 75% for the other NEOs.  Furthermore, approximately 33% of Mr. Parrell’s target compensation and an average of 25% of the target compensation of the other NEOs was comprised of LTI Awards and totally dependent on the Company’s relative and absolute TSR and Normalized FFO over a forward-looking three-year performance period.

Pay Mix

CEO 2019 TARGET COMPENSATION MIX	AVERAGE 2019 TARGET COMPENSATION MIX OF OTHER NEOs

Company Highlights

In 2019, we continued our long and successful track record of creating value through focused and proactive revenue generation, expense management and strategic capital allocation while maintaining a conservative balance sheet, with a portfolio focused on urban and high-density suburban communities.  This value creation was executed in pursuit of our Company’s purpose:  creating communities where people thrive.  In doing so, we:

•	Reached the high end of our original guidance for growth in year-over-year Same Store revenue and Net Operating Income, driven by strong demand and record resident satisfaction and retention. (1)
•

Produced earnings per share (“EPS”) of $2.60, FFO of $3.39 per share and Normalized FFO of $3.49 per share.  EPS, FFO per share and Normalized FFO per share all exceeded the ranges of our original guidance.  The Normalized FFO per share growth rate of 7.4% for the full year 2019 was particularly noteworthy.  See the Supplemental Appendix on page 72 for comparative growth rates for EPS and FFO per share. (1)

•	Increased our dividend by 5.1% in March 2019, reflecting the Company’s strong cash generation.
•

Acquired $1.5 billion of operating properties that were on average two years old with a weighted average Acquisition Cap Rate (as defined in the Supplemental Appendix on page 72) of 4.7% and sold $1.1 billion of operating properties that were on average 34 years old at a weighted average Disposition Yield (as defined in the Supplemental Appendix on page 72) of 4.6%, which we believe improved portfolio quality and long-term returns and did so with no Normalized FFO dilution. The assets sold generated an Unlevered IRR (as defined in the Supplemental Appendix on page 73) of 7.8%.

•

Remained relentlessly focused on our residents’ experience, resulting in a record high in our Customer Loyalty Scores, the highest resident retention rate in our Company’s history, and a 4.9% increase in renewal rents on a same store basis. (1)(2)

•

Substantially completed construction on two projects totaling approximately $116.8 million of development costs at a weighted average Development Yield (as defined in the Supplemental Appendix on page 72) of 5.4% and stabilized one project totaling approximately $85.3 million of development costs at a Development Yield of 5.6%.

•

Continued to enhance our operating platform, including roll-outs of self-guided tours, application of artificial intelligence to leasing and installation of smart home technology at selected properties.

•

Issued (i) $600 million in 10-year unsecured debt with a 3.0% coupon and (ii) $600 million in 10.5-year unsecured debt with a 2.5% coupon and a 2.56% yield, at the time the lowest 10-year issuance in REIT history.

•	Reduced debt costs by approximately 40 basis points (3.86% weighted average coupon at December 31, 2018 to 3.47% weighted average coupon at December 31, 2019).
•

Enhanced our balance sheet, liquidity and financial flexibility to support our business objectives and growth through increasing the size of our revolving credit facility from $2.0 billion to $2.5 billion and increasing the maximum size of our unsecured commercial paper program from $500.0 million to $1.0 billion.

•	Were recognized as an Industry Leader in ESG in 2019 by GRESB and a 2019 Portfolio of the Year Finalist by the U.S. Department of Energy’s Better Buildings Challenge (LA).
•	Made continued strides on D&I with notable results in our operations team where 43% of our corporate leaders are now female and 70% of our community operations leaders are now female.
•	Maintained strong Glassdoor scores and improved employee retention.

(1)

For additional details/definitions of Same Store Net Operating Income and Normalized FFO, including reconciliations of EPS to FFO per share and Normalized FFO per share, see the Supplemental Appendix on pages 72 and 73.

(2)

Customer Loyalty Scores are calculated by the Company using a “net promoter methodology,” a widely-used method to gauge customer satisfaction.  The Company believes higher Customer Loyalty Scores lead to increased resident retention and stronger renewal rates.  “Highest resident retention rate” is reflective of the Company’s 2019 performance regarding Same Store Turnover.  See the Supplemental Appendix on page 73 for further information.

Annual Incentive Plan – Goals

The Compensation Committee established the following Annual Incentive Plan Performance Goals, with the following relative weightings, for 2019:

CEO PERFORMANCE GOALS	OTHER NEOs’ PERFORMANCE GOALS

2019 Annual Incentive Plan Goals
	CEO	Other NEOs
Corporate Goals
• Annual Growth in Same Store Net Operating Income	22.5%	15%
• Normalized Funds from Operations per Share	22.5%	15%
• Leadership/Employee Engagement	10%	10%
• Normalized G&A and Property Management Costs	10%	10%
• Lease-Up Net Operating Income	10%	10%
Business Unit Goals	0%	30%
Individual Goals	25%	10%
Total:	100%	100%

Annual Incentive Plan – Corporate Goal Results

Corporate Goal #1: Annual Growth in Same Store Net Operating Income

Threshold – 50% 1.50%	Target – 100% 2.25%	Maximum – 200% 3.25%	2019 Results 3.0%	% of Target Achieved 175%

Why is this metric important?  The Company’s primary financial measure for evaluating the operating performance of its apartment properties is Net Operating Income (“NOI”), which represents rental income less direct property operating expenses (including real estate taxes and insurance). The Company believes that NOI is helpful to investors as a supplemental measure of its operating performance because it is a direct measure of the actual operating results of the Company’s apartment properties.  Comparing NOI on a “same store” basis (i.e., looking at the exact same set of stabilized apartment properties over the periods being compared) helps investors compare the Company’s operating results to the market place.

Target:  The 2019 Target for Corporate Goal #1 was for the Company to achieve 2019-over-2018 Same Store NOI growth of 2.25%.

Performance:  Actual year-over-year Same Store NOI growth in 2019 was 3.0%, resulting in an achievement of 175% of Target, reflecting outperformance in relation to the Company’s initial expectations, despite ongoing supply concerns in our markets.  Continued high demand for our apartments and a focus on customer service, renewal rate gains and resident retention supported the Company’s efforts in the face of supply headwinds.  The Company’s achievement of the lowest Same Store Turnover in its history and a record high in Customer Loyalty Scores as described on page 34 were major contributors to the Company’s outperformance on this metric.

Corporate Goal #2: Normalized Funds from Operations per Share

Threshold – 50% $3.34	Target – 100% $3.39	Maximum – 200% $3.46	2019 Results $3.49	% of Target Achieved 200%

Why is this metric important?  Funds from Operations (“FFO”) is widely acknowledged by the REIT industry as being a helpful measure of the operating performance of a real estate company, because it excludes depreciation and gains or losses relating to sales of depreciated real estate.  The Company uses “Normalized FFO,” which further excludes other items that by their nature are not comparable from period to period and tend to obscure actual operating results, as a method to compare the operating performance of the Company over a given time period to that of other companies and other time periods in a consistent manner.

Target:  The 2019 Target for Corporate Goal #2 was for the Company to achieve Normalized FFO of $3.39 per share.  The Target level was equal to the midpoint of the Company’s range for Normalized FFO expectations for the year, as announced on January 29, 2019.

Performance:  Actual Normalized FFO for 2019 was $3.49 per share, resulting in an achievement of 200% of Target.  The Company’s generation of $3.49 in Normalized FFO per share significantly outperformed the Target primarily as a result of the higher than expected Same Store NOI growth previously described and higher than expected NOI growth from increased 2019 acquisition activity.

Corporate Goal #3: Leadership/Employee Engagement

Threshold – 50% 78%	Target – 100% 81%	Maximum – 200% 84%	2019 Results 79%	% of Target Achieved 67%

Why is this metric important?  It is a core managerial principle that one of the strongest competitive advantages a company can have is an engaged and committed workforce.  One way the Company measures the effectiveness of its executives’ leadership is by assessing objective data relating to employee engagement through an annual third-party anonymous survey of our workforce.

Target:  The 2019 Target for Corporate Goal #3 was for the Company to achieve an employee engagement score of 81%.

Performance:  Actual scoring in 2019 was a 79% engagement score, resulting in an achievement of 67% of Target.  Performance on this metric was below Target, indicating the need for the Company to continue a concerted effort led by executive management to improve engagement by: enhancing employee recognition; improving company-wide communication; and enhancing career development opportunities.  It is notable that an engagement score of 79% is above the 71% average score for companies with 2,700-5,000 employees, as calculated by the survey provider Quantum Workplace, a nationally-recognized third-party surveyor of corporate employee engagement.  In addition, the Company achieved a strong Glassdoor average rating of 4.3, which is significantly higher than the average rating of 3.7 for the real estate industry (consisting of 1,074 employers), and had employee retention of 78.1%, compared to NMHC's average of 61.2%.

Corporate Goal #4: Normalized G&A and Property Management Costs

Threshold – 50% $149.0M	Target – 100% $147.0M	Maximum – 200% $144.0M	2019 Results $145.2M	% of Target Achieved 160%

Why is this metric important?  The Company believes that looking at general and administrative (“G&A”) and property management costs enables investors to analyze the efficiency of the Company’s stewardship of its capital.  This metric, which the Company normalizes to exclude certain non-comparable or duplicative charges (such as costs relating to accounting rule changes), includes the personnel and other overhead costs incurred by the Company to generally manage its operations, investments, finance and legal activities.  The Company monitors this metric carefully as it is a measure of efficiency in managing its business.

Target:  The 2019 Target for Corporate Goal #4 was for the Company to limit its normalized G&A and property management costs to $147.0 million.

Performance:  Actual G&A and property management costs totaled $145.2 million, resulting in an achievement of 160% of Target.  Executive management’s focused approach on overhead, including managing wage pressure at our corporate offices for our highly skilled professionals along with continued efficiency and staffing optimization, resulted in overhead expense that was lower than original expectations.

Corporate Goal #5: Lease-Up Net Operating Income (“Lease-Up NOI”)

Threshold – 50% $36.0M	Target – 100% $39.5M	Maximum – 200% $44.0M	2019 Results $40.0M	% of Target Achieved 111%

Why is this metric important?  As previously noted, Normalized FFO growth is a vital focus of the Company’s efforts, and maximizing the contribution to Normalized FFO from newly completed assets in lease-up is critical.

Target:  The 2019 Target for Corporate Goal #5 was for the Company to achieve Lease-Up NOI of $39.5 million.  “Lease-Up NOI” is defined as 2019 NOI for development properties: (i) in various stages of lease-up; and (ii) where lease-up has been completed but the properties were not stabilized (defined as having achieved 90% occupancy for three consecutive months) as of January 1, 2018 and therefore were not included in the Company’s 2019 annual same store results.

Performance:  Actual Lease-Up NOI was $40.0 million, resulting in an achievement of 111% of Target.  Strong absorption of the Company’s new developments located in Seattle, San Francisco, Boston and Washington, D.C. drove this performance.

Annual Incentive Plan – Performance of the Chief Executive Officer

To determine the amounts of Mr. Parrell’s 2019 Performance Bonus and Performance Equity Grant, the Compensation Committee calculated results on the Corporate Goals, as delineated above, and assigned a score to his individual goals.  The independent trustees of the Board then approved such calculations, scores and overall compensation.

Mr. Parrell’s individual goals for 2019, which were assigned by the Compensation Committee, included leadership, innovation and strategic initiatives, investor perception and understanding, CEO development, ESG and Equity Values initiatives, as well as developing a purpose statement for the Company.

In reviewing Mr. Parrell’s performance on his individual goals, the Compensation Committee noted the following:

•	The successful transition into the CEO role, including strong alignment across a relatively new executive leadership team;
•

Leading the acquisition of $1.5 billion of operating properties that were on average two years old (approximately $795 million over expectations at the beginning of the year) with a weighted average Acquisition Cap Rate of 4.7% and leading the disposition of $1.1 billion of operating properties that were on average 34 years old (approximately $381 million over expectations at the beginning of the year) at a weighted average Disposition Yield of 4.6%, which the Company believes improved portfolio quality and long-term returns and did so with no Normalized FFO dilution.  The assets sold generated an Unlevered IRR of 7.8%;

•	The Company’s generation of approximately $2.7 billion in total revenues and a 3.0% growth in Same Store NOI year-over-year, considerably exceeding the Company’s expectations for the year;
•	Normalized FFO per share growth rate of 7.4% in 2019;
•	Continuing the Company’s successful re-entry into the Denver market by buying $290 million of properties located in urban and dense suburban areas of Denver;
•	Increasing the scope of technology initiatives for the Company and acceleration of innovation-related research and development;
•	The acceptance of the new executive leadership team by investors and analysts as demonstrated by a strong shareholder return for the year;
•	Receiving a CEO rating on Glassdoor of 100%; and
•	Expanding ESG initiatives, including D&I initiatives and the introduction and rollout of a new purpose statement for the Company.

As a result of the Company’s performance and Mr. Parrell’s contributions in 2019, he received a score of 157.57% of target on the Corporate Goals and a score of 125% of target on his individual goals, resulting in an overall weighted achievement of 149.43% of target on his Performance Bonus and his Performance Equity Grant.

Annual Incentive Plan – Performance of the Other NEOs

To determine the amounts of the Performance Bonus and Performance Equity Grant for the other NEOs, the Compensation Committee calculated results on the Corporate Goals, and Mr. Parrell, in consultation with the Compensation Committee, assessed each executive’s performance on his Business Unit Goals and individual goals for the year and then assigned scores to such goals.

Robert A. Garechana – Executive Vice President and Chief Financial Officer

Mr. Garechana’s Business Unit Goals included appropriately managing the Company’s finance and accounting functions, which include: liquidity, capital planning/management, financial planning and budgeting and overseeing the preparation of the Company’s financial statements and SEC filings.  He was also responsible for the oversight of the Company’s treasury, income tax and investor relations departments and capital markets execution, as well as ESG and Equity Values initiatives.  His goals also included leadership, innovation and strategic initiatives.

Mr. Garechana’s key accomplishments in 2019 included:

•

The successful transition into the CFO role and the successful development of his department, including the establishment of new departmental policies and procedures and improvements to the operational function of the department;

•

Enhancing the Company’s balance sheet, liquidity and financial flexibility to support its business objectives and growth through increasing the size of its revolving credit facility from $2.0 billion to $2.5 billion and increasing the maximum size of its unsecured commercial paper program from $500.0 million to $1.0 billion;

•

The completion of the following issuances:  (i) $600 million in 10-year unsecured debt with a 3.0% coupon and (ii) $600 million in 10.5-year unsecured debt with a 2.5% coupon and a 2.56% yield, at the time the lowest 10-year issuance in REIT history;

•	Improving financial planning and budgeting efficiency through deployment of new business intelligence tools and identifying cash flow optimization opportunities; and
•	Reducing debt costs by approximately 40 basis points (3.86% weighted average coupon at December 31, 2018 to 3.47% weighted average coupon at December 31, 2019).

As a result of the Company’s performance and Mr. Garechana’s contributions in 2019, he received a score of 150.08% of target on the Corporate Goals, a score of 100% of target on his Business Unit Goals and a score of 150% of target on his individual goals, resulting in an overall weighted achievement of 135.05% of target on his Performance Bonus and his Performance Equity Grant.

Alan W. George – Executive Vice President and Chief Investment Officer

Mr. George’s Business Unit Goals included the achievement of strategic transaction goals, new store performance, the achievement of sustainability, renovation and capital expenditure metrics, as well as other ESG and Equity Values initiatives.  His goals also included leadership development and succession planning for the investments team, as well as innovation and strategic initiatives.

Mr. George’s key accomplishments in 2019 included:

•

Acquiring $1.5 billion of operating properties that were on average two years old with a weighted average Acquisition Cap Rate of 4.7% and selling $1.1 billion of operating properties that were on average 34 years old at a weighted average Disposition Yield of 4.6%, which the Company believes improved portfolio quality and long-term returns and did so with no Normalized FFO dilution.  The assets sold generated an Unlevered IRR of 7.8%;

•	Significant asset management success, including converting retail to apartment units and repositioning several underperforming assets;
•

Leading the Company’s efforts in California to educate policy makers and to organize an effective industry coalition that led to the adoption of responsible legislation intended to address the affordability of housing;

•	Leading the Company’s successful execution of approximately $180 million in capital expenditures while managing rising labor costs and limited contractor availability; and
•	The successful development of his department in preparation of his retirement as Chief Investment Officer in September 2020.

As a result of the Company’s performance and Mr. George’s contributions in 2019, he received a score of 150.08% of target on the Corporate Goals, a score of 100% of target on his Business Unit Goals and a score of 125% of target on his individual goals, resulting in an overall weighted achievement of 132.55% of target on his Performance Bonus and his Performance Equity Grant.

Michael L. Manelis – Executive Vice President and Chief Operating Officer

Mr. Manelis’ Business Unit Goals included new store and same store revenue and NOI performance, IT initiatives, customer loyalty and marketing objectives, as well as ESG and Equity Values initiatives.  His goals also included leadership, innovation and strategic initiatives.

Mr. Manelis’ key accomplishments in 2019 included:

•

The successful transition into the COO role and the successful development of his department, including the establishment of new departmental policies and procedures and improvements to the operational function of the department;

•

Successfully leading the Company’s property operations teams, which were responsible for the Company’s generation of approximately $2.7 billion in total revenues and a 3.0% growth in Same Store NOI year-over-year, considerably exceeding the Company’s expectations for the year;

•	Increasing non-Same Store NOI approximately $46.9 million year-over-year;
•

A record high in the Company’s Customer Loyalty Scores resulting from a relentless focus on customer satisfaction.  This improvement in customer loyalty helped lead to the highest resident retention rate in Company history, a key driver of the renewal increases that led to outperforming the Company’s revenue-related goals;

•

Development and deployment of a new resident website and mobile application that enables residents to engage with their community to pay rent, submit service requests and connect socially with other residents; and

•

Continued enhancement of the Company’s operating platform, including roll-outs of self-guided tours, application of artificial intelligence to leasing and installation of smart home technology at selected properties.

As a result of the Company’s performance and Mr. Manelis’ contributions in 2019, he received a score of 150.08% of target on the Corporate Goals, a score of 125% of target on his Business Unit Goals and a score of 150% of target on his individual goals, resulting in an overall weighted achievement of 142.55% of target on his Performance Bonus and his Performance Equity Grant.

Scott J. Fenster – Executive Vice President and General Counsel

Mr. Fenster’s Business Unit Goals included management of legal activity for property transactions and development, management of litigation, insurance and legal property operations matters, contribution to Board and committee matters, contribution to capital markets matters, as well as ESG and Equity Values initiatives.  His goals also included leadership, innovation and strategic initiatives.

Mr. Fenster’s key accomplishments in 2019 included:

•	Oversight of the complex legal aspects of more than $2.5 billion in acquisitions and dispositions;
•	The successful legal execution of capital markets activities, including a $2.5 billion revolving credit facility, $1.0 billion commercial paper program and $1.2 billion in unsecured debt issuances;
•	Leading the legal effort regarding compliance with complex administrative requirements in our markets, such as new rent regulations and data privacy laws; and
•	Successful insurance placements in an especially difficult market for multifamily real estate.

As a result of the Company’s performance and Mr. Fenster’s contributions in 2019, he received a score of 150.08% of target on the Corporate Goals, a score of 100% of target on his Business Unit Goals and a score of 150% of target on his individual goals, resulting in an overall weighted achievement of 135.05% of target on his Performance Bonus and his Performance Equity Grant.

Annual Incentive Plan – Actual Performance Bonuses and Performance Equity Grants

The following table sets forth the target Performance Bonus and target Performance Equity Grants established in December 2018 and the actual awards granted in January 2020 with respect to performance under the Annual Incentive Plan in 2019 for each of the NEOs.

	Target Performance Bonus	% of Target Achieved	Actual Performance Bonus	Target Performance Equity Grant	% of Target Achieved	Actual Performance Equity Grant
M. Parrell	$1,600,000	149.43%	$2,390,880	$1,600,000	149.43%	$2,390,880
R. Garechana	500,000	135.05%	675,250	500,000	135.05%	675,250
A. George	1,050,000	132.55%	1,391,775	1,050,000	132.55%	1,391,775
M. Manelis	600,000	142.55%	855,300	600,000	142.55%	855,300
S. Fenster	475,000	135.05%	641,488	237,500	135.05%	320,744

Long-Term Incentive Plan

As described above, LTI Awards were awarded in January 2019 to each of the NEOs who reported directly to the Chief Executive Officer as of January 1, 2019, at the target dollar amounts shown on page 32, covering the three-year performance period from January 1, 2019 through December 31, 2021, with the pre-established quantitative performance metrics and potential payout levels described on page 30.  These LTI Awards remain subject to settlement after the end of the three-year performance period.

Compensation Risks

The Compensation Committee reviewed the elements of the Company’s compensation to determine whether they encourage excessive risk taking and concluded that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks, and that any risks arising from the Company’s compensation policies are not reasonably likely to have a material adverse effect on the Company.

Final Results of the 2017-2019 LTI Plan – Alignment of Pay and Performance

In January 2017, the Company issued LTI Awards under its 2017 Executive Compensation Program which allowed each executive to earn from 0% to 200% of a target number of Share Awards as determined by the Company’s relative and absolute TSR covering a forward-looking three-year performance period compared to pre-established quantitative performance metrics.  The following tables show the performance metrics and ultimate 147.15% achievement for the LTI Awards at the completion of the three-year performance period from January 1, 2017 through December 31, 2019 and the resulting Share Awards.

Determination of Performance of Company TSR against Performance Metrics

		2017-2019 Performance Level
% of Award	Metric	Threshold	Target	Maximum	Performance Result	Performance Achievement vs Target	% of Award Achievement
50%	Percentile ranking of Company relative to Nareit Apartment Index	25%	50%	80%	51.99%	106.64% of Target	53.32%
25%	Percentile ranking of Company relative to Nareit Equity Index	25%	50%	80%	72.59%	175.31% of Target	43.83%
25%	Absolute Company TSR	4%	8%	12%	12.52%	200.00% of Target	50.00%
	TOTAL % OF TARGET ACHIEVED: 147.15%

A comparison of this result to prior years illustrates the true variability of the Company’s Executive Compensation Program.  The total percentage of target achieved for the 2015-2017 and 2016-2018 LTI Plans were 19.67% and 30.04%, respectively.

Determination of Resulting Share Awards

The following table sets forth the Share Awards for each grantee resulting from the 147.15% achieved as shown above.

	Target Number of Share Awards	Target Value of Share Awards on 1/1/2017 Award Date	Resulting Number of Share Awards	Value of Resulting Number of Share Awards (1)
M. Parrell	17,258	$1,200,000	25,395	$1,765,714
R. Garechana (2)	—	—	—	—
A. George	16,932	1,200,000	24,915	1,765,726
M. Manelis (2)	—	—	—	—
S. Fenster (2)	—	—	—	—

(1)

The value of the Share Awards is calculated by multiplying the resulting number of Share Awards by the original grant date fair valuation of $70.87 for restricted shares or $69.53 for restricted units.

(2)

Messrs. Garechana, Manelis and Fenster were not participants in the Executive Compensation Program in 2017 and therefore were not eligible to receive LTI Awards at the time of their grant on January 1, 2017.

2017 Actual Compensation – Annual Incentive Plan and LTI Plan

With the determination of the 2017-2019 LTI Awards now final as shown above, we can provide shareholders with a complete picture of actual NEO compensation achieved for service in the year

2017 in relation to target, clearly illustrating the variability of compensation and link between pay and performance:

	Annual Salary	Annual Incentive Plan	LTI Plan (1)	Total Achieved Compensation	Target Compensation	% of Target Achieved
M. Parrell	$600,000	$1,635,600	$1,765,714	$4,001,314	$3,000,000	133% (2)
A. George	600,000	1,665,600	1,765,726	4,031,326	3,000,000	134% (3)

(1)	The value of the LTI Plan awards is calculated by multiplying the resulting number of Share Awards by the original grant date valuation.
(2)	As a comparison, Mr. Parrell’s equivalent percentage of target achieved for 2016 and 2015 was 67% and 85%, respectively.
(3)	As a comparison, Mr. George’s equivalent percentage of target achieved for 2016 and 2015 was 67% and 88%, respectively.

Messrs. Garechana, Manelis and Fenster were not NEOs in 2017 and thus have been omitted from the table above.

Benchmarking

To measure the Company’s executive compensation for competitiveness in the industry, the Compensation Committee engaged FPL Associates, L.P. (“FPL”), a nationally recognized independent compensation consultant, to conduct an analysis that benchmarked the Company’s executive compensation against a peer group of other large REITs (by capitalization).

The Compensation Committee believes that the use of peer market data is important in developing an optimal compensation program.  The Compensation Committee and FPL consider both internal equity, qualitative factors (such as tenure and experience in the role) and external market data in making both individual and plan-level compensation decisions.  While the Compensation Committee does not target a specific percentile range within the peer group, this benchmarking data provides a reference point in determining whether pay magnitudes and designs are appropriate when ultimately making compensation decisions.

The Compensation Committee reviews the peer group annually to ensure the included companies still serve as appropriate comparisons to the Company.  Target compensation and incentive opportunity levels are continuously evaluated and are adjusted when appropriate, to ensure market comparability.

FPL performed its annual executive compensation study in 2019, which showed that compensation of our Chief Executive Officer and the remaining executive team generally ranked at or below the 25th percentile of the peer group data.  This was in part as a result of establishing compensation for new executives in new roles that was below the market median.  We expect target compensation for our NEOs to adjust over time to align with the general market in a manner commensurate with their performance.

Peer	Industry	UPREIT Market Capitalization	Total Capitalization
American Tower Corporation (REIT)	Specialty	$101.8 billion	$134.4 billion
Prologis, Inc.	Industrial	$58.0 billion	$73.2 billion
Equinix, Inc. (REIT)	Specialty	$49.8 billion	$63.1 billion
Welltower Inc.	Health Care	$33.6 billion	$50.4 billion
Public Storage	Self-Storage	$37.2 billion	$43.2 billion
Equity Residential	Multifamily	$31.2 billion	$40.6 billion
Digital Realty Trust, Inc.	Specialty	$26.1 billion	$38.4 billion
Boston Properties, Inc.	Office	$23.8 billion	$38.0 billion
AvalonBay Communities, Inc.	Multifamily	$29.5 billion	$36.9 billion
Ventas, Inc.	Health Care	$21.7 billion	$34.3 billion
Essex Property Trust, Inc.	Multifamily	$20.6 billion	$26.7 billion
Invitation Homes Inc.	Specialty	$16.3 billion	$24.8 billion
Vornado Realty Trust	Office	$13.5 billion	$22.9 billion
Mid-America Apartment Communities, Inc.	Multifamily	$15.6 billion	$20.2 billion
UDR, Inc.	Multifamily	$14.8 billion	$19.8 billion
Host Hotels & Resorts, Inc.	Hotel	$13.4 billion	$17.9 billion
Camden Property Trust	Multifamily	$10.5 billion	$13.0 billion
Apartment Investment and Management Company	Multifamily	$8.2 billion	$12.8 billion

Source: S&P Global, data as of December 31, 2019.

To maintain the independence of the firm’s advice, FPL did not provide any services for the Company other than those described here.  In 2019, the Compensation Committee conducted a conflict of interest assessment, and no conflict of interest on the part of FPL was identified.

Compensation Clawback Policy

In March 2019, the Board adopted a formal executive compensation clawback policy.  If the Company is required to restate its financial results due to material noncompliance with any financial reporting requirement, other than due to a change in applicable accounting methods, rules or interpretations, the result of which is that any performance-based compensation received by an executive during the three-year period preceding the publication of the restated financial statement (the “Awarded Compensation”) would have been lower (the “Actual Compensation”) had it been calculated based on such restated results, the Compensation Committee may seek to recover for the benefit of the Company all or a portion of the after-tax difference between the Awarded Compensation and the Actual Compensation.  The policy is available on the Company’s website at www.equityapartments.com in the investor section under “Corporate Governance.”

Following the SEC’s adoption of final rules regarding executive recoupment policies pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company will amend its clawback policy, if necessary, to conform with the final rules.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis provided above with the Company’s management. Based on this review and discussion, we recommended to the Board the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:

Mary Kay Haben, Chair

Charles L. Atwood

Connie K. Duckworth

Bradley A. Keywell

Mark S. Shapiro

Stephen E. Sterrett

EXECUTIVE COMPENSATION

The following table shows the compensation paid by the Company to our NEOs during the years shown.

Summary Compensation Table

Year	Salary	Share Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total Compensation
Mark J. Parrell (4) President & Chief Executive Officer
2019	$800,000	$3,383,836	$0	$2,390,880	$13,445	$6,588,161
2018	630,770	1,199,962	817,796	1,383,900	15,143	4,047,571
2017	600,000	1,772,376	521,997	245,340	8,100	3,147,813
Robert A. Garechana (5) Executive Vice President & Chief Financial Officer
2019	$500,000	$937,758	$101,089	$675,250	$13,449	$2,227,546
2018	394,970	168,743	56,248	538,900	8,250	1,167,111
2017	—	—	—	—	—	—
Alan W. George Executive Vice President & Chief Investment Officer
2019	$700,000	$3,932,858	$0	$0	$17,792	$4,650,650
2018	600,000	1,408,126	624,631	1,141,200	23,037	3,796,994
2017	600,000	1,199,971	521,997	832,800	11,548	3,166,316
Michael L. Manelis (6) Executive Vice President & Chief Operating Officer
2019	$600,000	$1,143,591	$181,277	$855,300	$15,560	$2,795,728
2018	521,154	239,990	160,005	724,900	8,250	1,654,299
2017	—	—	—	—	—	—
Scott J. Fenster (7) Executive Vice President & General Counsel
2019	$475,000	$490,967	$0	$641,488	$12,915	$1,620,370
2018	—	—	—	—	—	—
2017	—	—	—	—	—	—

(1)	Share Awards and Option Awards.
(a)

Annual Incentive Plan and LTI Awards.  The dollar amount shown is the grant date fair value of the Share Awards and Option Awards granted under the Company’s Annual Incentive Plan during the listed years for services performed in the prior year and the target grant date fair value of the LTI Awards granted under the LTI Plan during the listed years and which are settled at the end of the applicable three-year performance period.  As further described in the CD&A, the actual amounts paid out at the end of the respective three-year performance periods may range from 0% to 200% of the target number of LTI Awards.  The settlement of the awards under the 2017 LTI Plan is described on pages 43-44 of the CD&A.  The grant date fair value of the 2019 LTI Awards, if earned at the 200% maximum level, for each of the NEOs is:  $3,999,914 for Mr. Parrell; $999,896 for Mr.

Garechana; $2,799,876 for Mr. George; $1,199,948 for Mr. Manelis; and $474,914 for Mr. Fenster.  Assumptions used in the calculation of grant date fair value for the primary grant of Share Awards and Option Awards each year are included in footnotes 2 and 12 of the audited financial statements included in the Company’s Annual Reports on Form 10-K for 2019, 2018 and 2017.

(b)

Performance Bonuses Paid in the form of Share Awards or Option Awards.  Officers are offered the opportunity to receive some or all of their Performance Bonus in fully vested restricted units or fully vested options as an alternative to cash.  70% of the 2017 Performance Bonus for Mr. Parrell, and all of the 2019 Performance Bonus for Mr. George, were paid in the form of fully vested restricted units and are included in the Share Awards column.  All fully vested restricted units and fully vested options paid as all or a portion of a Performance Bonus are shown in the year in which the services were performed, even though paid in January or February of the following year.  Assumptions used in the calculation of grant date fair value for the primary grant of Share Awards and Option Awards each year are included in footnotes 2 and 12 of the audited financial statements included in the Company’s Annual Reports on Form 10-K for 2019, 2018 and 2017.

(2)

Non-Equity Incentive Plan Compensation.  Represents discretionary cash performance bonuses by the Company for the year in which the services were performed, even though paid in February of the following year.  Accordingly, the amounts listed for 2019, 2018 and 2017 consist of Performance Bonuses paid in February 2020, 2019 and 2018, respectively.  Any Performance Bonuses paid in the form of fully vested restricted units or fully vested options as an alternative to cash are included in the amounts shown in the Share Awards and Option Awards columns.

(3)

All Other Compensation.  Represents other benefits provided to the NEOs, including Company matching and contributions (if any) to the Company’s 401(k) plan, the payment of life insurance premiums and the cost of executive physicals.

(4)

Mr. Parrell transitioned out of his role as Executive Vice President and Chief Financial Officer on September 4, 2018, and was appointed President on September 4, 2018.  Mr. Parrell was appointed Chief Executive Officer on January 1, 2019.  Mr. Parrell’s reported salary for 2018 reflects a combination of his salary from his 2018 positions.

(5)

Mr. Garechana was appointed as Executive Vice President and Chief Financial Officer on September 4, 2018.  Mr. Garechana’s reported salary for 2018 reflects a combination of his salary from his 2018 positions.  Mr. Garechana’s compensation is not disclosed for the year prior to the year in which he became a NEO.

(6)

Mr. Manelis was appointed as Chief Operating Officer on July 1, 2018.  Mr. Manelis’ reported salary for 2018 reflects a combination of his salary from his 2018 positions.  Mr. Manelis’ compensation is not disclosed for the year prior to the year in which he became a NEO.

(7)	Mr. Fenster’s compensation is not disclosed for years prior to the year in which he became a NEO.

Grants of Plan-Based Awards in 2019

The following table shows the number of Share Awards, Option Awards and LTI Awards granted to the NEOs in the calendar year 2019.

	Grant Date	Number of Share Awards Granted (1)	Number of Option Awards Granted (1)	Estimated Future Payouts of LTI Awards Under Equity Incentive Plan (2)			Grant Date Fair Value of Awards (3)
				Threshold (#)	Target (#)	Maximum (#)
M. Parrell	1/1/19	—	—	15,843	31,685	63,370	$1,999,957
	2/1/19	19,932	—		—		1,383,879
R. Garechana	1/1/19	—	—	3,859	7,717	15,434	499,948
	2/1/19	6,079	12,542		—		538,899
A. George	1/1/19	—	—	11,090	22,179	44,358	1,399,938
	2/1/19	16,436	—		—		1,141,151
M. Manelis	1/1/19	—	—	4,631	9,261	18,522	599,974
	2/1/19	7,642	22,491		—		724,894
S. Fenster	1/1/19	—	—	1,881	3,762	7,524	237,457
	2/1/19	3,520	—		—		253,510

(1)

Represents the February 2019 grant of Share Awards and Option Awards for services performed in 2018 which were approved by the Board on January 23, 2019.  The Share Awards vest in full on the third anniversary of the grant date, subject to continuous employment and retirement provisions. The Option Awards were granted at an exercise price of $72.02, the closing price of the common shares on the grant date, and vest in equal installments over three years.

(2)

Represents the threshold (50%), target (100%) and maximum (200%) number of LTI Awards approved by the Board on December 13, 2018 and granted in January 2019 for the 2019-2021 performance period.  The target number of LTI Awards is derived by dividing the grant date fair value of such awards by the Monte Carlo value as of the date of the award of $63.12 per restricted unit and $65.36 per restricted share.  For additional information regarding the terms of LTI Awards, including vesting schedule and dividends, see the CD&A.

(3)

The grant date fair value of the Share Awards was calculated based on a price of (i) $69.43 per restricted unit, a 3.6% reduction to the closing price of the Company’s common shares on the grant date to take into account various risks associated with restricted units, such as book-up risk, and (ii) $72.02 per restricted share, the closing price of the common shares on the grant date.  The grant date fair value of the LTI Awards reflects the value of the number of LTI Awards if earned at Target, using a Monte Carlo value as of the date of the award of $63.12 per restricted unit and $65.36 per restricted share. See footnotes 2 and 12 of the audited financial statements included in the Company’s Annual Report on Form 10-K for 2019 for a discussion of the assumptions used in calculating grant date fair value of the Option Awards.

Outstanding Equity Awards at December 31, 2019

Option Awards				Share Awards		LTI Awards
Number of Unexercised Option Awards		Option Exercise Price	Option Expiration Date (1)	Number of Earned/ Unvested Share Awards	Market Value of Earned/ Unvested Share Awards	Number of Unearned/ Unvested LTI Awards	Market Value of Unearned/ Unvested LTI Awards
Exercisable	Unexercisable			(2)	(3)	(4)	(5)
M. Parrell
—	29,693	$60.76	02/02/27	19,932	$1,612,897	105,574	$8,543,048
44,325	88,650	60.33	02/01/28	—	—	—	—
R. Garechana
3,032	—	48.06	03/14/23	11,598	938,510	11,214	907,437
2,128	—	48.13	02/06/24	—	—	—	—
2,614	—	64.99	02/04/26	—	—	—	—
6,279	3,140	60.76	02/02/27	—	—	—	—
3,048	6,098	60.33	02/01/28	—	—	—	—
—	12,542	72.02	02/01/29	—	—	—	—
A. George
240	29,693	60.76	02/02/27	19,975	1,616,377	91,280	7,386,378
—	67,711	60.33	02/01/28	—	—	—	—
M. Manelis
—	10,668	60.76	02/02/27	14,787	1,196,564	13,457	1,088,940
—	17,345	60.33	02/01/28	—	—	—	—
—	22,491	72.02	02/01/29	—	—	—	—
S. Fenster
2,000	—	51.34	2/3/2022	6,125	495,635	11,510	931,389
3,763	—	46.72	2/7/2023	—	—	—	—
3,512	—	48.13	2/6/2024	—	—	—	—
2,986	—	68.40	2/5/2025	—	—	—	—
10,638	5,319	60.76	2/2/2027	—	—	—	—
9,756	19,512	60.33	2/1/2028	—	—	—	—

(1)

These Option Awards, which were granted 10 years prior to the stated expiration date, vest in equal installments over three years from the grant date (subject to continuous employment/retirement provisions), other than 3,200 options granted to Mr. Manelis as a Performance Bonus, which vested upon grant.

(2)	These Share Awards vest in full on the third anniversary of the grant date (subject to continuous employment/ retirement provisions).
(3)	Reflects the number of earned/unvested Share Awards multiplied by $80.92, the closing price of the Company’s common shares at December 31, 2019.
(4)

Reflects the number of LTI Awards (which are payable in the form of Share Awards and cliff vest following the three-year anniversary of the grant date, after determination of performance by the Compensation Committee and subject to continuous employment/retirement provisions) granted in (i) January 2017, valued at 147.15% of the target grant, the actual achievement of the 2017 LTI Plan at the end of the three-year performance period at December 31, 2019, as further described on page 44 of the CD&A, (ii) January 2018, valued at approximately 176.94% of the target grant, assuming the three-year performance period from 2018-2020 had terminated and been valued as of December 31, 2019, and (iii) January 2019, valued at approximately 145.32% of the target grant, assuming the three-year performance period from 2019-2021 had terminated and been valued as of December 31, 2019.  The actual number of Share Awards issued will not be determined until the end of the respective three-year performance period.

(5)	Reflects the number of unearned/unvested LTI Awards calculated pursuant to the previous footnote and multiplied by $80.92, the closing price of the Company’s common shares at December 31, 2019.

Option Exercises and Shares Vested During 2019

The following table shows the value realized by the NEOs upon exercise of Option Awards and the vesting of Share Awards during 2019.

	Option Awards		Share Awards (2)
	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting
M. Parrell	59,385	$940,658	15,345 (3)	$1,116,017
R. Garechana	9,974	244,030	2,126	154,752
A. George	131,993	2,559,300	15,935 (4)	1,158,963
M. Manelis	26,281	487,557	2,133	155,261
S. Fenster	4,595	152,606	2,025	147,400

(1)	In the case of cashless exercises of Option Awards, value was calculated based on the sales price of common shares sold concurrently at the time of each exercise.
(2)	Reflects the vesting of Share Awards granted in 2016 for services performed in 2015 and LTI Awards granted under the 2016 LTI Plan.
(3)	Includes 4,112 common shares that Mr. Parrell deferred to the SERP.
(4)	Includes 4,112 common shares that Mr. George deferred to the SERP.

Pension Benefits

The Company does not have a pension plan for its executives and therefore, there are no pension benefits to disclose.

Nonqualified Deferred Compensation

The following table shows the current value of the compensation previously earned and deferred by the NEOs to the Company’s employee-funded SERP during 2019.  As the Company does not make contributions to the SERP and does not guarantee any investment return, the balances shown are comprised entirely of contributions made by the NEOs from their salary, Performance Bonus or Performance Equity Grants for prior years and the earnings on those amounts.

	Executive Contributions in 2019 (1)	Company Contributions in 2019	Earnings (Losses) in 2019	Withdrawals in 2019	Balance at December 31, 2019 (2)
M. Parrell	$873,075	$0	$1,485,796	$0	$7,580,666
R. Garechana	208,615	0	113,159	0	655,094
A. George	298,367	0	930,226	0	5,942,325
M. Manelis	72,490	0	365,675	0	1,730,952
S. Fenster	144,956	0	124,219	0	689,542

(1)

All amounts contributed by a NEO in 2019 have been included as Salary in 2019 or Non-Equity Incentive Plan Compensation (i.e., Performance Bonus) for service in 2018 in the Summary Compensation Table, except as follows:  (i) for Mr. Parrell, $298,367 of his contributions are from the deferral of 4,112 common shares awarded in the settlement of the 2016 LTI Plan, the target amount of which was included in Share Awards in 2016, (ii) for Mr. George, all of his contributions are from the deferral of 4,112 common shares awarded in the settlement of the 2016 LTI Plan, the target amount of which was included in Share Awards in 2016, and (iii) for Mr. Fenster, $126,756 of his contributions are not included in the Summary Compensation Table since they are for services provided in 2018, prior to becoming a NEO.

(2)

All amounts contributed by a NEO in prior years have been reported in the Summary Compensation Tables in our previously filed proxy statements in the year earned to the extent he was a NEO in such year for purposes of the SEC’s executive compensation disclosure rules.

The SERP allows all Company employees with annual total cash compensation of $125,000 ($130,000 for 2020) or more to defer receipt of up to 25% of their base salary and up to 100% of their cash Performance Bonus and incentive compensation.  Any of this deferred cash compensation is deposited by the Company directly with the independent trustee of the SERP, and invested, at the option of the participant, in a limited number of independent mutual funds.  The SERP also allows the same eligible employees to defer receipt of restricted shares.  Deferral elections are generally made by eligible employees during an open enrollment period each year for amounts to be earned or granted in the following year. Benefits under the SERP will be paid out, in either a lump sum or in annual installments, upon certain events such as termination of employment, disability, death, change in control or, in some cases, a one-time distribution at or after age 50.

Potential Payments Upon Termination of Employment or Change in Control

Change in Control/Severance Agreements

The Company has Change in Control/Severance Agreements (the “CIC Agreements”) with each of our NEOs that entitle them to receive certain severance payments upon termination of employment following a Change in Control.

The Company adopted the CIC Agreements to help ensure that the Company’s executives maintain neutrality in their decision-making process and act in the best interests of shareholders in the event of a potential merger or acquisition.  A “Change in Control” will generally be deemed to have occurred upon a third party’s acquisition of 30% or more of the Company’s common shares or assets, whether through purchase, merger or consolidation.

In the event that Mr. Parrell or Mr. George is dismissed without Cause or resigns for Good Reason (all such terms are defined in the CIC Agreements) during the three-year period following a Change in Control, such executive will be entitled to all accrued but unpaid compensation, a prorated bonus and an incentive compensation grant through the date of termination and a lump sum cash severance payment equal to a 2.25 multiple of the executive’s annual base salary plus the average of the executive’s annual Performance Bonus for the last three calendar years.  In the event that Messrs. Garechana, Manelis or Fenster is dismissed without Cause or resigns for Good Reason during the two-year period following a Change in Control, such executive will be entitled to all accrued but unpaid compensation, a prorated bonus and long-term incentive compensation grant through the date of termination and a lump sum cash severance payment equal to a 2.25 multiple of the executive’s annual base salary plus the executive’s target annual Performance Bonus and target Performance Equity Grant.

Each NEO is also entitled to continued medical, dental, life and disability benefits for 2.25 years.  If any payments made to Messrs. Parrell or George would result in an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (“IRC”), the executive would become entitled to receive a tax reimbursement that would put the executive in the same financial position after-tax that he would have been in if the excise tax did not apply to such amounts.  The Company will not enter into any new agreements with its executives that include excise tax gross-up provisions with respect to payments contingent upon a Change in Control and has not since March 2009.

If any payments or benefits received or to be received by Messrs. Garechana, Manelis or Fenster would subject the executive to the excise tax imposed by the IRC, the executive’s payments and benefits will be reduced to the extent necessary to avoid such excise tax, but only if such a reduction of pay or benefits would result in a greater net after-tax amount for the executive.  If not, the executive’s payments and benefits would be subject to excise tax.  This provision is commonly referred to as a “modified cutback.”

The Company’s termination of an executive is for Cause if: (i) the executive has been convicted of a felony involving fraud or dishonesty; or (ii) the termination is evidenced by a resolution adopted in good faith by at least two-thirds of the Board that the executive either intentionally and continually failed substantially to perform his reasonable assigned duties for more than 30 days after written notice, or the executive intentionally engaged in conduct which is demonstrably and materially injurious to the Company.  A termination by an executive is for Good Reason, and is thus treated the same as termination by the Company without Cause, if it results from: (i) a material diminution in the executive’s status, position or responsibilities; (ii) any reduction in the executive’s base salary or overall compensation and benefits; (iii) the relocation of the executive’s primary office by more than 30 miles; or (iv) a material breach by the Company of the CIC Agreement, the Company’s insolvency or any purported termination of the executive’s employment for Cause which does not comply with the CIC Agreement.

The following table discloses the potential severance benefits that would be provided by the Company to each NEO under the Company’s contractual obligations in the event of the various termination of employment and retirement scenarios described below or a Change in Control of the Company on December 31, 2019.

Event	M. Parrell	R. Garechana	A. George	M. Manelis	S. Fenster
Change in Control with termination without Cause:
• Cash Severance (1)	$3,842,775	$3,375,000	$3,447,000	$4,050,000	$2,671,875
• Accrued Bonus and LTC (2)	3,200,000	1,000,000	2,100,000	1,200,000	712,500
• Healthcare Benefits (3)	55,854	18,017	580,858	55,854	6,360
• Excise Tax Gross-Up (4)	6,660,631	—	—	—	—
Total:	$13,759,260	$4,393,017	$6,127,858	$5,305,854	$3,390,735

Change in Control without termination; Death or Disability; Voluntary Resignation or Retirement; Termination for Cause:
• Cash Severance	—	—	—	—	—
• Accrued Bonus and LTC	—	—	—	—	—
• Healthcare Benefits	—	—	—	—	—
• Excise Tax Gross-Up (4)	$2,683,808	—	—	—	—
Total:	$2,683,808	—	—	—	—

(1)

The cash severance due Messrs. Parrell and George is 2.25 times the sum of base salary and average Performance Bonus paid in the last three calendar years.  The cash severance due Messrs. Garechana, Manelis and Fenster is 2.25 times the sum of base salary, target Performance Bonus and target Performance Equity Grant.

(2)

Represents the target Performance Bonus and the target Performance Equity Grant of Share Awards and Option Awards under the Annual Incentive Plan for services performed in 2019, which otherwise would have been paid in 2020.

(3)

Represents the cost of the continuation of healthcare benefits for the applicable time periods described above.  For Mr. George, who was eligible for retirement under the Rule of 70 (defined below) as of December 31, 2019, this amount reflects the additional healthcare benefits described below in “Other Retirement Agreements.”

(4)

Upon a Change in Control of the Company, the executive may be subject to certain excise taxes under Section 280G of the IRC to the extent that the present value of certain Change in Control payments received by the executive pursuant to the Change in Control of the Company equals or exceeds an amount equal to the prior five year average of the executive’s Form W-2 compensation.  The Company has agreed to reimburse Messrs. Parrell and George pursuant to the CIC Agreements for those excise taxes as well as any income and excise taxes payable by them as a result of any reimbursements for such taxes.  The Company will not enter into any new agreements with its executives that include excise tax gross-up provisions with respect to payments contingent upon a Change in Control and has not since March 2009.  The amounts shown take into account acceleration of unvested equity awards disclosed below.

Pursuant to the Company’s 2019 Share Incentive Plan (the “2019 Share Plan”), effective for grants made after June 27, 2019, an employee will generally receive accelerated vesting of unvested Option Awards and Share Awards only upon the termination of such employee (other than for good cause) at or within 24 months following a Change in Control or upon the death or disability of such employee.  This is commonly referred to as a “double-trigger.”  Under the Company’s prior Share Incentive Plans, in the event of a Change in Control, all of the Company’s employees, and any individual employee who dies or is disabled, receives accelerated vesting of unvested Option Awards and Share Awards.

The following table discloses the value of the accelerated vesting of equity awards issued under the Company’s prior Share Incentive Plans for each of the NEOs assuming a Change in Control (with or without termination), death or disability as of December 31, 2019, except as noted below.

Event	M. Parrell	R. Garechana	A. George	M. Manelis	S. Fenster
Change in Control; Death or Disability:
• Unvested equity awards (1)	$12,579,860	$2,146,431	$10,995,535	$3,057,875	$1,936,007

(1)

The dollar amount shown equals the number at December 31, 2019 of outstanding unvested equity awards, including, but not limited to: (i) the number of unvested 2019 LTI Awards valued at approximately 145.32% of target, assuming the three-year performance period from 2019-2021 had terminated and been valued as of December 31, 2019, multiplied by $80.92, the closing price of the Company’s common shares on December 31, 2019; (ii) the number of unvested 2018 LTI Awards valued at approximately 176.94% of target, assuming the three-year performance period from 2018-2020 had terminated and been valued as of December 31, 2019, multiplied by $80.92, the closing price of the Company’s common shares on December 31, 2019; (iii) the actual number of unvested 2017 LTI Awards resulting from the settlement of such awards at the completion of the three-year performance period from 2017-2019, multiplied by $80.92, the closing price of the Company’s common shares on December 31, 2019; and (iv) the in-the-money value of unvested Option Awards at December 31, 2019 ($80.92 less the exercise price of the in-the-money Option Awards).

Amounts Not Shown in Tables

The following benefits apply generally to all similarly situated employees and are not included in the above tables:

•	Distributions of plan balances under the Company’s SERP as shown in the Nonqualified Deferred Compensation table; and
•

Payments and benefits to the extent they are provided on a non-discriminatory basis to all employees generally upon termination of employment including:  (i) accrued salary and vacation pay; (ii) distributions of plan balances under the Company’s 401(k) plan; and (iii) life insurance proceeds in the event of death.

Retirement Benefits

While the Company has no mandatory retirement age for employees, the Company’s Share Incentive Plans do provide for certain benefits for employees upon voluntary retirement at or after age 62 or upon meeting certain age/length of service requirements.  For employees hired prior to January 1, 2009 and, effective with the 2019 Share Plan, who were at least 59 years old as of February 1, 2019 (“age 62 eligible employees”), retirement will mean the voluntary termination of employment (other than for good cause (defined below)): (i) at or after age 62; or (ii) prior to age 62 after meeting the requirements of the Rule of 70.  For employees hired after January 1, 2009, retirement will mean the voluntary termination of employment (other than for good cause) after meeting the requirements of the Rule of 70.

“Good cause” includes, but is not limited to, the grantee’s engaging in conduct which (i) breaches his or her duty of loyalty to the Company, (ii) is injurious to the Company or a subsidiary thereof or (iii) disparages the Company, any subsidiary thereof or any of their respective officers or trustees.

The “Rule of 70” is met when an employee’s years of service with the Company (which must be at least 15 years) plus his or her age (which must be at least 55 years) on the date of retirement equals or exceeds 70. In addition, the employee must give the Company at least six months’ advance written notice of his or her intention to retire and sign a release upon termination of employment, releasing the Company from customary claims and agreeing to ongoing non-competition and employee non-solicitation provisions.  As of April 1, 2020, Mr. George is eligible for retirement under the age 62 retirement provisions. The Rule of 70 does not apply to trustees.

For age 62 eligible employees who retire at or after age 62 or for trustees who retire at or after age 72, such individual’s unvested Share Awards and Option Awards would immediately vest, and Option Awards would continue to be exercisable for the balance of the applicable 10-year option period.  For all other employees (and those age 62 eligible employees who choose to retire prior to age 62), upon retirement under the Rule of 70, such employee’s unvested Share Awards and Option Awards would continue to vest per the original vesting schedule (subject to immediate vesting upon the employee’s death or disability), and Option Awards would continue to be exercisable for the balance of the applicable 10-year option period, subject to the employee’s compliance with the non-competition and employee non-solicitation provisions.  If an employee violates these provisions after such retirement, all unvested Share Awards and unvested and vested Option Awards at the time of the violation would be void, unless otherwise approved by the Compensation Committee.

Other Retirement Agreements

Mr. George entered into a Split Dollar Life Insurance Agreement with the Company in December 1997, pursuant to which the Company purchased a split dollar life insurance policy for Mr. George with death benefits of approximately $2 million.  Upon Mr. George’s death or qualified retirement, he will be fully vested in the policy and the Company will release its collateral assignment of such policy, thereby releasing its right to receive any portion of the life insurance benefits and the premiums previously paid by it.

The Company also entered into an Executive Retirement Benefits Agreement with Mr. George in February 2001, which provides that upon Mr. George’s qualified retirement, he will be eligible to receive health and life insurance benefits for the remainder of his life in the same amounts and at the same rates as applicable to any then employed executive.  The present value of these payments, assuming termination of employment as of December 31, 2019, is $580,858.

CEO Pay Ratio

SEC rules require us to set forth the ratio that annual total compensation for Mr. Parrell bears to the median annual total compensation of the Company’s employees, other than Mr. Parrell.  The Company has approximately 2,700 employees located solely within the United States, with approximately 600 located in the Company’s Chicago headquarters and other corporate offices, and the remaining approximately 2,100 serving our residents every day on-site at our communities.

For purposes of calculating annual total compensation under SEC rules, the Company identified a median employee as of December 31, 2017.  The median employee was identified by using the same calculation methodology for 2017 total compensation as used for the Chief Executive Officer’s “Total Compensation” as reflected in the Summary Compensation Table, but removing from the calculation any Company matching contributions to the 401(k) plan, as employee participation in such plan varies.  This method was consistently applied to all employees other than the Chief Executive Officer, whose compensation is excluded for purposes of identifying the median employee.  The Company used its actual employee population as opposed to a statistical sampling or other method.

SEC rules permit us to use the same median employee for up to three years unless there has been a change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change in our pay ratio disclosure.  In the event of such a change, SEC rules permit us to use another employee whose compensation is substantially similar to the original median employee based on the compensation measure used to select the original median employee.  The median employee we selected on December 31, 2017 was on leave of absence during part of 2019.  Accordingly, the Company revisited the data from December 31, 2017 and selected a substitute median employee as of December 31, 2019 whose compensation was next closest to the original median employee’s compensation value and calculated 2019 total compensation for such employee using the same methodology as used for the Chief Executive Officer’s Total Compensation as reflected in the Summary Compensation Table. Based on this calculation, the 2019 total compensation for our median employee was $59,542 and the 2019 total compensation for Mr. Parrell as reflected in the Summary Compensation Table was $6,588,161.  The ratio of Mr. Parrell’s compensation to that of the median employee is 111:1.  Because the SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, and to apply certain exclusions and to make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio that we have reported.

As an owner and self-operator of over 300 apartment properties, the Company employs significantly more on-site property-level employees than real estate companies in other sectors, such as office and retail, or those that hire outside property management companies. Rather than outsourcing property management, the Company’s strategy includes self-management of its assets, which aligns the long-term investment interests of our shareholders with our focused management of income, expense and capital expenditures.  This alignment of interest allows our employees to act as owners, a strategy that has served our shareholders well in the long-term.

Over the last three years, shareholders have approved our Executive Compensation Program by an average of 91% support.  As set forth in the CD&A, we believe our shareholders’ overwhelming support for the Company’s compensation program reflects the strong alignment between our Chief Executive Officer’s pay and performance.

TRUSTEE COMPENSATION

The compensation of the Company’s trustees (excluding Messrs. Zell and Parrell) consists of an annual cash retainer and Share Awards and Option Awards with values as follows, calculated for the fiscal year from the 2019 Annual Meeting of Shareholders to the 2020 Annual Meeting of Shareholders:

Fees
Annual Retainer
Cash	$80,000
Equity (Share Awards and Option Awards)	160,000
Total:	$240,000

Other Compensation
Lead Trustee	$30,000
Audit – Chair	20,000
Compensation – Chair	20,000
Governance – Chair	15,000
Audit – Member	10,000
Compensation – Member	10,000
Governance – Member	7,500
Executive – Member	4,000

These values have not changed since June 2018.

Trustees who are first appointed or elected to the Board after an annual meeting of shareholders receive prorated cash fees and long-term incentive grants for their service until the next annual meeting of shareholders.  Mr. Neithercut, as a non-employee trustee beginning January 1, 2019 upon his retirement as Chief Executive Officer, received the prorated cash retainer and long-term incentive grant described above, plus an additional $48,767 Share Award, which was a prorated grant for length of service from January 1, 2019 until the 2019 Annual Meeting of Shareholders.  On June 27, 2019, Mr. Neithercut received the cash retainer and long-term incentive grant described in the above table for service until the 2020 Annual Meeting of Shareholders, plus an additional $50,000 Share Award. The Board determined to award the additional grants totaling $98,767 to Mr. Neithercut in recognition of the additional value he contributed to the Board in 2019 as a result of his unique qualification and strategic insight as the former Chief Executive Officer of the Company and his role in ensuring the smooth transition of his former responsibilities as CEO to Mr. Parrell.

The Company also reimburses the trustees for travel and other expenses incurred in connection with their activities on behalf of the Company, with the exception of Mr. Zell who is responsible for his own business-related expenses.  Trustees do not have pension benefits and are not entitled to any above-market or preferential earnings on nonqualified deferred compensation.  Trustees are eligible to purchase shares not to exceed $100,000 per year under the Company’s Employee Share Purchase Plan at the discounted purchase price under such plan.  Non-employee trustees do not participate in the Company’s 401(k) plan and do not receive any matching contributions on any trustee compensation.

The following table shows the compensation paid to our non-employee trustees for their service on the Board during the 2019 calendar year.

	Annual Cash Fees	Share Awards (1)		Option Awards (1)	Total
Samuel Zell	—	$3,249,961	(2)	—	$3,249,961
Charles L. Atwood	$131,500	159,991		—	291,491
Raymond Bennett	90,000	159,990		—	249,990
Linda Walker Bynoe	112,500	159,991		—	272,491
Connie K. Duckworth	97,500	159,991		—	257,491
Mary Kay Haben	117,500	159,991		—	277,491
Tahsinul Zia Huque (3)	10,272	95,705		—	105,977
Bradley A. Keywell	90,000	159,991		—	249,991
John E. Neal	114,000	119,993		$40,004	273,997
David J. Neithercut (4)	84,000	336,694		—	420,694
Mark S. Shapiro	97,500	159,990		—	257,490
Gerald A. Spector (5)	44,258	—		—	44,258
Stephen E. Sterrett	104,000	159,991		—	263,991

(1)

For service provided by the Board from the June 2019 Annual Meeting of Shareholders to the June 2020 Annual Meeting of Shareholders, each trustee (with the exception of Messrs. Zell and Parrell) received an annual long-term compensation grant of $160,000 on June 27, 2019, which was allocated at the election of the trustee to any combination of Share Awards and Option Awards, utilizing the same valuation criteria as approved by the Board for the annual long-term compensation grants to the Company’s executives.  All such Share Awards and Option Awards will vest in full on the first anniversary of the grant date.  Trustees are also entitled to certain vesting benefits upon retirement, as described in the “Retirement Benefits” discussion in “Executive Compensation.”  Generally, retirement means termination of service on the Board (other than for good cause) on or after age 72.

The dollar value of the restricted shares was calculated based on the closing price of the Company’s common shares on the grant date of $75.61.  The dollar value of the restricted units was calculated based on a price of $71.68 per restricted unit, a 5.2% reduction to the closing price of the Company’s common shares on the grant date to take into account various risks associated with restricted units, such as book-up risk. The Option Awards were granted at an exercise price equal to the closing share price of the common shares on the grant date of $75.61. The grant date fair value of $7.63 per Option Award was calculated using the modified Black-Scholes option pricing model and the following assumptions:  an estimated time until exercise of 5 years, a volatility of 16.21%, a risk-free interest rate of 1.80% and a dividend yield of 3.08%.

(2)

For Mr. Zell’s services performed in 2019 as Chairman of the Board, his target compensation of $3,250,000 was paid solely in the form of a LTI Award which was awarded in January 2019 and remains subject to settlement at the end of the three-year performance period from January 1, 2019 to December 31, 2021.  The amount shown is the target grant date fair value of the 2019 LTI Award.  As previously described in the CD&A, the actual amount paid out at the end of the three-year performance period may range from 0% to 200% of the target number of the 2019 LTI Award.  The grant date fair value of the 2019 LTI Award, if earned at the 200% maximum level, is $6,499,922.

(3)

Mr. Huque was appointed to the Board on November 20, 2019 and received a long-term compensation grant on November 20, 2019 prorated from the date of his appointment to the Board to the 2020 Annual Meeting of Shareholders in the amount of $95,705, which was comprised of 1,165 Share Awards that vest in full on the first anniversary of the grant date. The dollar value of the restricted units was calculated based on a price of $82.15 per restricted unit, a 5.2% reduction to the closing price of the Company’s common shares on the grant date to take into account various risks associated with restricted units, such as book-up risk.

(4)

On January 1, 2019, the date he became a non-employee trustee, Mr. Neithercut received the prorated cash retainer and long-term incentive grant described above, plus an additional $48,767 Share Award, which was a prorated grant for length of service from January 1, 2019 until the 2019 Annual Meeting of Shareholders.  On June 27, 2019, Mr. Neithercut received the cash retainer and long-term incentive grant described above for service until the 2020 Annual Meeting of Shareholders, plus an additional $50,000 Share Award.  See the previous page for information on the additional awards.

(5)	Mr. Spector retired from the Board on June 27, 2019.

The Board’s determination of compensation for Mr. Zell recognizes his importance to our shareholders given his unique skills and abilities as one of the world’s foremost authorities on real estate investment and management and as a globally-recognized expert on public and private capital markets.  Mr. Zell’s incomparable business relationships and more than 50 years of experience in the industry, his devotion of time and almost daily in-person interaction with the Company’s executives regarding strategy, balance sheet management and other high level matters and his attendance at meetings with investors worldwide at the Company’s request, together with his hands-on approach to accessing new investors, governmental relations, crisis management, corporate governance, strategic planning and deal execution provide the Company with unmatched transaction opportunities, ability to attract investment and strategic vision which may not otherwise be available to us and for which the Board believes Mr. Zell’s compensation is appropriate.  In addition, in 2019 Mr. Zell was deeply involved in mentoring and developing the executives promoted through the Company’s executive succession plan, ensuring continuity of the Company’s strategy and culture.  As described above, Mr. Zell’s 2019 compensation was paid in the form of a LTI Award which is 100% performance-based, forward-looking and tied to objective total shareholder return metrics and achievement of Normalized FFO, aligning his compensation with the interests of our shareholders as well as with the efforts of our executives who are also participants in the LTI Plan.  As a participant in the 2017 LTI Plan, Mr. Zell achieved 147.15% of his target award, the same percentage earned by the executives in the 2017 LTI Plan as described on page 44.  This resulted in Mr. Zell earning 68,780 Share Awards, having a value of $4,782,273, in relation to an original target value of $3,250,000.  A comparison of this result to prior years illustrates the true variability of Mr. Zell’s compensation.  The total percentage of target achieved for the 2015-2017 and 2016-2018 LTI Plans were 19.67% and 30.04%, respectively, which resulted in Mr. Zell earning Share Awards having a value of $426,146 and $976,285, respectively.

The Company entered into a Retirement Benefits Agreement with Mr. Zell in October 2001 which provides him with a cash retirement benefit after the termination of his service as Chairman of the Board.  If Mr. Zell’s employment as Chairman is terminated for any reason, other than by the Company for Cause, he (or his estate in the event of his death) will be entitled to an annual retirement benefit of $500,000 (as increased by a CPI index from January 2002 through the termination date) over a 10-year period commencing on the termination date.  Based on current assumptions, the present value of these payments as of December 31, 2019 is $6,048,973.

The Company entered into an Executive Retirement Benefits Agreement with Mr. Neithercut in February 2001 which provides him, after his retirement from the Company, with health and life insurance benefits for the remainder of his life in the same amounts and at the same rates as applicable to any then employed executive.  Based on current assumptions, the present value of these payments as of December 31, 2019 is $531,137.

The Company entered into a Deferred Compensation Agreement with Mr. Spector in January 2002 which provided him with a 10-year cash retirement benefit after the termination of his employment with the Company.  Mr. Spector’s 10 annual installments commenced on January 1, 2009 with an annual payment of $643,887 and terminated in January 2019.  There are no unpaid payments as of December 31, 2019.

The following table shows the number of outstanding unvested Share Awards and all outstanding Option Awards held by each non-employee trustee at December 31, 2019.

	Unvested Share Awards	Unvested and Vested Option Awards
Samuel Zell (1)	233,489	659,198
Charles L. Atwood	2,116	—
Raymond Bennett	2,232	—
Linda Walker Bynoe	2,116	19,075
Connie K. Duckworth	2,116	—
Mary Kay Haben	2,116	13,260
Tahsinul Zia Huque	1,165	—
Bradley A. Keywell	2,116	20,038
John E. Neal	1,587	21,873
David J. Neithercut (2)	209,224	2,514,255
Mark S. Shapiro	2,232	28,959
Gerald A. Spector (3)	—	38,568
Stephen E. Sterrett	2,116	2,101

(1)

Includes the number of (a) actual LTI Awards resulting from the settlement of the awards under the 2017 LTI Plan at the end of the three-year performance period from January 1, 2017 - December 31, 2019, (b) the LTI Awards issued in January 2018 and valued at approximately 176.94% of the target grant, assuming the three-year performance period from January 1, 2018 - December 31, 2020 had terminated and been valued as of December 31, 2019 and (c) the LTI Awards issued in January 2019 and valued at approximately 145.32% of the target grant, assuming the three-year performance period from January 1, 2019 - December 31, 2021 had terminated and been valued as of December 31, 2019.  The actual number of Share Awards resulting from the 2018 LTI Plan and the 2019 LTI Plan will not be determined until the end of the respective three-year performance periods.

(2)

Includes the number of (a) actual LTI Awards resulting from the settlement of the awards under the 2017 LTI Plan at the end of the three-year performance period from January 1, 2017 - December 31, 2019 and (b) the LTI Awards issued in January 2018 and valued at approximately 176.94% of the target grant, assuming the three-year performance period from January 1, 2018 - December 31, 2020 had terminated and been valued as of December 31, 2019.  The actual number of Share Awards resulting from the 2018 LTI Plan will not be determined until the end of the three-year performance period.

(3)	Reflects Options Awards held by Mr. Spector at June 27, 2019, the date he retired from the Board.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board.  The Company’s management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process.  Ernst & Young LLP (“Ernst & Young”), the Company’s independent auditor for 2019, was responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal controls over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and Ernst & Young the audited financial statements for the year ended December 31, 2019, and Ernst & Young’s evaluation of the Company’s internal controls over financial reporting.  The Audit Committee has discussed with Ernst & Young the matters that are required to be discussed by applicable auditing standards.  Ernst & Young has provided to the Audit Committee the written disclosures and the letter required by applicable independence standards, and the Audit Committee has discussed with Ernst & Young the firm’s independence.  The Audit Committee has concluded that Ernst & Young’s provision of audit and non-audit services to the Company and its affiliates is compatible with Ernst & Young’s independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board the inclusion of the Company’s audited consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the SEC.

Audit Committee:

John E. Neal, Chair

Raymond Bennett

Linda Walker Bynoe

Tahsinul Zia Huque

Stephen E. Sterrett

MATTERS FOR SHAREHOLDER VOTING

Proposal 1 – Election of Trustees

Introduction

At the Annual Meeting, shareholders will be asked to elect twelve trustees to serve until the 2021 Annual Meeting and until their respective successors are duly elected and qualified.  Following the recommendation of the Corporate Governance Committee, the Board has nominated all of the Company’s current trustees: Raymond Bennett, Linda Walker Bynoe, Connie K. Duckworth, Mary Kay Haben, Tahsinul Zia Huque, Bradley A. Keywell, John E. Neal, David J. Neithercut, Mark J. Parrell, Mark S. Shapiro, Stephen E. Sterrett and Samuel Zell for election, with the exception of Charles L. Atwood who will not be standing for re-election as a result of his retirement from the Board.  Biographies of each of our nominated trustees, which include a brief discussion of the specific experience, qualifications, attributes and skills that led to the Board’s conclusion that such individual should serve as a trustee of the Company, are set forth above in “Governance of the Company – Biographical Information and Qualifications of Trustees.”  The process undertaken by the Corporate Governance Committee in recommending qualified trustee candidates is described above under “Governance of the Company – Board Composition and Trustee Nomination Procedures.”

Independence of Trustees

Pursuant to the Company’s Corporate Governance Guidelines, which require that a majority of our trustees be independent within the meaning of the NYSE listing standards, the Board undertook a review of the independence of trustees nominated for election at the upcoming Annual Meeting.  The Board reviews the relationships and transactions, if any, during the past year between each trustee or any member of his or her immediate family and the Company as necessary to comply with the definition of independence established by the NYSE.  During the period covered by this Proxy Statement, for each trustee identified as independent below, there were no transactions, relationships or arrangements not disclosed pursuant to Item 404(a) of Regulation S-K of the type that would need to be considered in connection with determining the independence of such trustees under the applicable NYSE definition of independence.

As a result of this review, the Board affirmatively determined that all the trustees nominated for election at the Annual Meeting are independent of the Company and its management within the meaning of the NYSE listing standards, with the exception of its Chairman, Mr. Zell, its Chief Executive Officer and President, Mr. Parrell, and its former Chief Executive Officer and President, Mr. Neithercut.  The Board previously determined that Mr. Atwood, who is retiring from the Board at the Annual Meeting, and Mr. Spector, who served as a trustee until his retirement from the Board at the 2019 Annual Meeting of Shareholders, were independent of the Company and its management within the meaning of the NYSE listing standards.

General Information about the Trustees and Nominees

Our Declaration of Trust currently provides for the annual election of all trustees.  All of the nominees are presently trustees, and each has consented to be named in this Proxy Statement and to serve if elected.

Vote Required

A majority of the votes cast in person or by proxy at the meeting at which a quorum is present is required for the election of trustees in an uncontested election.  A majority of the votes cast means that the number of shares voted “for” a trustee’s election exceeds 50% of the total number of votes cast with respect to his or her election.  Although we know of no reason why any nominee would not be able to serve, if any nominee should become unavailable for election, the persons named as proxies will vote your shares to approve the election of any substitute nominee proposed by the Board.  If any incumbent trustee does not receive a majority of the votes cast for his or her election, the trustee is required to tender his or her resignation for the consideration of the Board.  See “Governance of the Company – Corporate Governance – Trustee Resignation Policy” above.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE TWELVE TRUSTEE NOMINEES.

Proposal 2 – Ratification of Selection of Independent Auditor

The Audit Committee has selected Ernst & Young as the independent auditor to perform the audit of our financial statements and our internal controls over financial reporting for 2020.  Ernst & Young has served as the Company’s independent auditors since 1996, and the Board recommends that the shareholders ratify the Company’s selection of Ernst & Young as our independent auditor.  Representatives of Ernst & Young will be at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Annual Evaluation and Selection of Independent Auditors

The Audit Committee annually evaluates the performance of the Company’s independent auditors, including the senior audit engagement team, and determines whether to reengage the current independent auditors or consider other audit firms. Factors considered by the Audit Committee in deciding whether to retain Ernst & Young include:

•	Ernst & Young’s deep technical expertise and significant institutional knowledge of the Company’s operations and industry;
•	The quality and candor of Ernst & Young’s communications with the Audit Committee and management;
•	Ernst & Young’s independence;
•

The quality and efficiency of the services provided by Ernst & Young, including input from management on Ernst & Young’s performance and how effectively Ernst & Young demonstrated its independent judgment, objectivity and professional skepticism;

•	External data on audit quality and performance, including recent Public Company Accounting Oversight Board (“PCAOB”) reports on Ernst & Young and its peer firms; and
•

The appropriateness of Ernst & Young’s fees, Ernst & Young’s tenure as independent auditors, including the benefits of a longer tenure, and the controls and processes in place that help ensure Ernst & Young’s continued independence.

Audit Committee Oversight of Independent Auditors

Oversight includes regular executive sessions with Ernst & Young, discussion with Ernst & Young about the scope of the audit, a comprehensive annual evaluation when determining whether to reengage Ernst & Young and direct involvement by the Audit Committee and its chair in the selection of the engagement partner in connection with the mandated PCAOB partner rotation rules.

Based on this evaluation, the Audit Committee and the Board believe that retaining Ernst & Young to serve as independent auditors for 2020 is in the best interests of the Company and its shareholders.

Fees

Fees billed to the Company by Ernst & Young for the years ended December 31, 2019 and 2018 are as follows:

Type of Fees:	2019	2018
Audit fees (1)	$2,137,500	$2,104,500
Audit-related fees (2)	121,750	27,000
Tax compliance/preparation fees (3)	234,187	236,667
Tax consulting fees (4)	—	—
All other fees	—	—
Total:	$2,493,437	$2,368,167

(1)

Audit fees for the audit of our annual financial statements and internal controls over financial reporting, the review of our interim financial statements and for work on securities offerings and other filings with the SEC, including comfort letters, consents and comment letters.

(2)	Fees for audit-related services include services associated with legally required employee benefit plan audits and subscriptions to online accounting and tax information services.
(3)	Tax compliance/preparation fees are incurred for the review or preparation of tax returns, claims for refunds and tax payment compliance.
(4)	Tax consulting fees relate primarily to tax planning advice incident to acquisitions, dispositions, developments, financings and similar issues.

Pre-Approval Policy

The Company’s Audit Committee has reviewed and approved the Company’s engagement of Ernst & Young as its independent auditor, and the incurrence of all of the fees described above, for 2019 and 2018 and has selected Ernst & Young as independent auditor for 2020.  The Audit Committee has also adopted a Pre-Approval Policy for Audit and Non-Audit Services (the “Pre-Approval Policy”) for all other services Ernst & Young may perform for the Company in 2020.  The Pre-Approval Policy details with specificity the audit and permitted non-audit services that are authorized within each of the above-described categories of services and provides for aggregate maximum dollar amounts for such pre-approved services.  Any additional services not described or otherwise exceeding the maximum dollar amounts prescribed by the Pre-Approval Policy for 2020 will require the further advance review and approval of the Audit Committee.

Vote Required

The affirmative vote of holders of a majority of the votes cast in person or by proxy at the meeting at which a quorum is present is required to ratify the selection of Ernst & Young.  If this proposal is not approved, the selection of the independent auditor will be reconsidered by the Audit Committee and the Board.  Because it is difficult and not cost effective to make any change in the independent auditor so far into the year, the appointment of Ernst & Young would probably be continued for 2020 unless the Audit Committee or the Board finds additional good reasons for making an immediate change.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG AS OUR INDEPENDENT AUDITOR FOR 2020.

Proposal 3 – Approval of Executive Compensation

Each public company is generally required to include in its proxy statement a separate resolution subject to a non-binding shareholder vote to approve the compensation of the Company’s NEOs, as disclosed in its proxy statement, not less frequently than once every three years.  This is commonly known as a “Say-on-Pay” proposal or resolution, and the Board currently intends for the Company to hold a non-binding, advisory “Say-on-Pay” vote every year.

In deciding how to vote on this proposal, the Board encourages you to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections above for a detailed description of our executive compensation philosophy and programs and the compensation decisions the Compensation Committee has made under those programs.

The Board recommends that shareholders vote for the following advisory resolution:

RESOLVED, that the compensation of the NEOs, as disclosed in the Company’s Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure, is hereby APPROVED.

Vote Required

Votes cast “FOR” this proposal must exceed votes cast “AGAINST” it for the approval of this advisory resolution.  Although the vote on this advisory proposal is non-binding, the Compensation Committee and the Board value the opinion of shareholders and will take into account the outcome of the vote when considering future executive compensation decisions.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION.

INFORMATION ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

Shareholders will vote on the proposals presented at the Annual Meeting.  YOUR VOTE IS VERY IMPORTANT.  Please vote your shares in advance of the meeting, using one of the methods described below.

Who Can Vote

You will be entitled to vote your shares on each proposal if you held your shares as of the close of business on March 31, 2020 (the “Record Date”).  Each of the shares outstanding on that date is entitled to one vote on each proposal.  As of the Record Date, a total of 372,104,054 common shares were outstanding and entitled to vote. We are making this Proxy Statement and our Annual Report available to shareholders electronically via the Internet at www.proxyvote.com.  On April 22, 2020, we began mailing to our shareholders a notice containing instructions on how to access this Proxy Statement and our Annual Report and how to vote online.  If you received that notice, you will not receive a printed copy of the proxy materials unless you request them by following the instructions for requesting such materials contained in the notice.

How to Vote

Your vote is important and we encourage you to vote promptly.  Internet and telephone voting are available 24 hours a day until 11:59 p.m. (Eastern Time) on June 24, 2020, and using either method you will be able to confirm that the vote of your shares has been properly recorded.  You may vote in the following ways:

By Internet.  You may vote your shares via the Internet at www.proxyvote.com using the control number shown on your Notice Regarding the Availability of Proxy Materials (“Notice”), proxy card or voting instruction form (“VIF”).  If you vote by Internet, you do not need to return your proxy card or VIF.

By Telephone.  You may vote your shares by calling 1-800-690-6903 and using the control number shown on your Notice, proxy card or VIF.  If you vote by telephone, you do not need to return your proxy card or VIF.

By Mail.  If you are a shareholder of record and received a paper set of materials, you may vote by returning a completed and signed proxy card by mail. If you are a beneficial owner with shares held by a broker, you may vote by returning a completed and signed VIF.

At the Annual Meeting.  If you are a shareholder of record and attend the Annual Meeting in person, you may use a ballot provided at the meeting to vote. If you are a beneficial owner, you will need to have a legal proxy from your broker in order to vote by ballot at the meeting.

Quorum for the Meeting

The presence at the meeting in person or by proxy of the holders of a majority of the common shares outstanding on the Record Date will constitute a quorum permitting business to be conducted at the meeting.  If you have returned valid proxy instructions or attend the meeting and vote in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting on any or all matters introduced at the meeting.

Beneficial Ownership

If your shares are registered directly in your name with the Company’s transfer agent, Computershare, Inc., you are the “shareholder of record” of those shares.  A Notice with instructions on how to vote your shares has been provided directly to you by the Company.  If your shares are held in “street name” by a broker, you are considered the “beneficial owner” of those shares.  You will receive instructions from them on how to vote your shares.  Other than for Proposal 2, brokers do not have the ability to vote on the proposals unless they have received voting instructions from you.  Accordingly, if you do not provide your broker with voting instructions, your shares for Proposals 1 and 3 will not be voted.  When a bank, broker or other nominee is unable to vote shares for this reason, it is called a “broker non-vote.”

Revoking/Changing Your Proxy

You may change or revoke your proxy at any time before the meeting by timely delivery of a properly executed, later-dated proxy (including an Internet or phone vote) or by voting in person at the Annual Meeting.  The powers of the proxy holders with respect to your shares will be suspended if you attend the meeting in person and so request, but attendance at the meeting will not by itself revoke a previously granted proxy.

Managing the Number of Proxy Statements and Annual Reports

To reduce our printing costs and postage fees, the Company adopted a procedure called “householding” which provides that shareholders who have the same address and last name will receive only one Notice, and if paper copies have been requested, only one copy of this Proxy Statement and the Annual Report, unless the Company has received contrary instructions from one or more of the shareholders.  If you no longer wish to receive hard copies or multiple copies, or would prefer to receive separate copies of the Notice, Proxy Statement or Annual Report, please contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Results of the Vote

Voting results of the Annual Meeting will be disclosed on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will be accessible on the Company’s website at www.equityapartments.com in the investor section under “Filings – SEC Filings.”

Votes Required and Effect of Abstentions and Broker Non-Votes

Proposal	Required Vote	Impact of Abstentions or Broker Non-Votes
1. Election of Trustees	Majority of votes cast with respect to a nominee must be cast FOR that nominee.	Not counted as votes cast; no impact on outcome.
2. Ratification of Ernst & Young LLP as Independent Auditor	Approval by a majority of the votes making up the quorum.	Abstentions not counted as votes cast; no impact on outcome.
3. Approval of Executive Compensation	Votes cast FOR the proposal must exceed votes cast AGAINST it.	Not counted as votes cast; no impact on outcome.

Proxy Solicitation

The cost of the solicitation of proxies will be borne by the Company.  The Company has hired MacKenzie Partners, Inc. to assist in distributing and soliciting proxies and will pay approximately $17,500, plus expenses for these services.

Other Matters

The Board knows of no other matters to be presented for shareholder action at the Annual Meeting.  If any other matters are properly presented at the meeting for action, it is intended that the persons named in the proxies will vote upon such matters in accordance with their discretion.

MISCELLANEOUS

Contacting the Board of Trustees

The Board welcomes your questions and comments.  If you would like to communicate with our Board or our Lead Trustee, or if you have a concern related to the Company’s business ethics or conduct, financial statements, accounting practices or internal controls, you may submit your correspondence to Equity Residential, Two North Riverside Plaza, Suite 500, Chicago, Illinois 60606, Attn: Corporate Secretary.  All communications will be forwarded to our Lead Trustee.

Shareholder Proposals for the 2021 Annual Meeting

Shareholder proposals submitted pursuant to Rule 14a-8 of the Act for inclusion in the Company’s proxy statement and form of proxy for the 2021 Annual Meeting must be received by the Company by December 22, 2020.  Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy.

In accordance with our Bylaws as currently in effect, for a shareholder to nominate a trustee or for a proposal of a shareholder to be presented at the Company’s 2021 Annual Meeting, other than a shareholder proposal intended to be included in our proxy statement and submitted pursuant to Rule 14a-8 of the Act, shareholder proposals must be received at our principal executive offices not earlier than November 22, 2020 and not later than 5:00 p.m., Central Time, on December 22, 2020.  Proposals should be mailed to Equity Residential, Two North Riverside Plaza, Suite 500, Chicago, Illinois 60606, Attn: Corporate Secretary.  Although not required, the Company recommends that proposals be mailed by a recognized overnight courier.  Such proposals must also include the same information concerning proposals for shareholder nominees as required under Article II, Section 13 of the Bylaws of the Company.  See “Governance of the Company – Board Composition and Trustee Nomination Procedures.”

2019 Annual Report

Additional copies of our 2020 Proxy Statement, 2019 Annual Report and Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC, may be obtained without charge by contacting Equity Residential – Investor Relations, at Two North Riverside Plaza, Suite 500, Chicago, Illinois 60606 (toll free number:  1-888-879-6356; e-mail: investorrelations@eqr.com) or by accessing “Filings – SEC Filings” in the investor section of the Company’s website at www.equityapartments.com.

By Order of the Board of Trustees

Scott J. Fenster

Executive Vice President, General Counsel and Corporate Secretary

Chicago, Illinois

April 21, 2020

SUPPLEMENTAL APPENDIX

Acquisition Capitalization Rate or Cap Rate.  NOI that the Company anticipates receiving in the next 12 months (or the year two or three stabilized NOI for properties that are in lease-up at acquisition) less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross purchase price of the asset.  The weighted average Acquisition Cap Rate for acquired properties is weighted based on the projected NOI streams and the relative purchase price for each respective property.

Comparative Growth Rates.  For the full year 2019, the EPS growth rate was 46.9% and the FFO per share growth rate was 8.0%.

Development Yield.  NOI that the Company anticipates receiving in the next 12 months following stabilization less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $50-$150 per apartment unit depending on the type of asset) divided by the Total Budgeted Capital Cost of the asset.  The weighted average Development Yield for development properties is weighted based on the projected NOI streams and the relative Total Budgeted Capital Cost for each respective property.

Disposition Yield.  NOI that the Company anticipates giving up in the next 12 months less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross sales price of the asset.  The weighted average Disposition Yield for sold properties is weighted based on the projected NOI streams and the relative sales price for each respective property.

Normalized FFO.  Normalized FFO begins with FFO as defined by Nareit and eliminates certain items that by their nature are not comparable from period to period or that tend to obscure the Company’s actual operating performance.  For reconciliations of net income to FFO and Normalized FFO referenced in the CD&A, see page 39 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. For reconciliations of EPS to FFO per share and Normalized FFO per share referenced in the CD&A, see “Reconciliation of EPS” below.

Reconciliation of EPS.  The following table shows the reconciliation of EPS computed in accordance with generally accepted accounting principles to FFO per share and Normalized FFO per share (as shown on page 33) for the year ended December 31, 2019.  All data shown is on a per share diluted basis.

Description	Year Ended December 31, 2019
Earnings per share	$2.60
Depreciation expense	2.13
Net (gain) loss on sales	(1.34)
Impairment – operating assets	—

FFO per share	3.39

Impairment – non-operating assets	—
Write-off of pursuit costs	0.02
Debt extinguishment and preferred share redemption (gains) losses	0.06
Non-operating asset (gains) losses	—
Other miscellaneous items	0.02

Normalized FFO per share	$3.49

Same Store Net Operating Income.  For same store net operating income information, see pages 25 and 26 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Same Store Turnover.  For same store turnover, see page 25 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Total Budgeted Capital Cost.  Estimated remaining cost for projects under development and/or developed plus all capitalized costs incurred to date, including land acquisition costs, construction costs, capitalized real estate taxes and insurance, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, plus any estimates of costs remaining to be funded for all projects, all in accordance with accounting principles generally accepted in the United States.

Unlevered Internal Rate of Return (“IRR”).  The Unlevered IRR on sold properties is the compound annual rate of return calculated by the Company based on the timing and amount of: (i) the gross purchase price of the property plus any direct acquisition costs incurred by the Company; (ii) total revenues earned during the Company’s ownership period; (iii) total direct property operating expenses (including real estate taxes and insurance) incurred during the Company’s ownership period; (iv) capital expenditures incurred during the Company’s ownership period; and (v) the gross sales price of the property net of selling costs.

The calculation of the Unlevered IRR does not include an adjustment for the Company’s property management expense, G&A expense or interest expense (including loan assumption costs and other loan-related costs). Therefore, the Unlevered IRR is not a substitute for net income as a measure of our performance. Management believes that the Unlevered IRR achieved during the period a property is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development, renovation, management and ultimate sale of a property, before the impact of Company overhead. The Unlevered IRR achieved on the properties as cited in this Proxy Statement should not be viewed as an indication of the gross value created with respect to other properties owned by the Company, and the Company does not represent that it will achieve similar Unlevered IRRs upon the disposition of other properties. The weighted average Unlevered IRR for sold properties is weighted based on all cash flows over the investment period for each respective property, including net sales proceeds.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY D01708-P34511 ! ! ! For All Withhold All For All Except For Against Abstain ! ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. EQUITY RESIDENTIAL TWO NORTH RIVERSIDE PLAZA CHICAGO, ILLINOIS 60606 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 24, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time June 24, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. EQUITY RESIDENTIAL 2. Ratification of the selection of Ernst & Young LLP as the Company's independent auditor for 2020. 3. Approval of Executive Compensation. NOTE: In their discretion, the persons appointed as proxies are authorized to vote upon such other matters as may properly come before the meeting. For address change/comments, mark here. (see reverse for instructions) 1. Election of Trustees Nominees: The Board of Trustees recommends you vote "FOR" the following proposals: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 01) Raymond Bennett 02) Linda Walker Bynoe 03) Connie K. Duckworth 04) Mary Kay Haben 05) Tahsinul Zia Huque 06) Bradley A. Keywell 07) John E. Neal 08) David J. Neithercut 09) Mark J. Parrell 10) Mark S. Shapiro 11) Stephen E. Sterrett 12) Samuel Zell ! ! !

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D01709-P34511 EQUITY RESIDENTIAL Annual Meeting of Shareholders - June 25, 2020 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES  The undersigned shareholder(s) of Equity Residential, a Maryland real estate investment trust (the "Company"), hereby appoint(s) MARK J. PARRELL and SCOTT J. FENSTER, or either of them (the "Representatives"), with full power of substitution in either of them, as proxies for the undersigned to attend the Annual Meeting of Shareholders of the Company, to vote all common shares of the Company which the undersigned is entitled to vote at the Annual Meeting and otherwise represent the undersigned with all powers possessed by the undersigned if personally present at the Annual Meeting, to be held at 8:00 a.m., local time, on June 25, 2020,at Two North Riverside Plaza, Suite 2400, Chicago, Illinois 60606, or by remote communication (virtual meeting), in either case and any postponement or adjournment thereof. The undersigned hereby acknowledge(s) receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement and revoke(s) any proxy heretofore given with respect to such common shares. If this proxy card is properly executed and returned, the shares represented thereby will be voted. If a choice is specified by the shareholder, the shares will be voted accordingly.If not otherwise specified, the shares represented by this proxy card will be voted "FOR" all Nominees for Trustee, "FOR" Proposals 2 and 3; and in the discretion of the Representatives in any other matter that may properly come before the meeting or any postponement or adjournment thereof. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side